OPTION AGREEMENT

                    dated as of July 19, 1994

                             between

                    BHC NETWORK PARTNER, INC.

                               and

                    PCI NETWORK PARTNER INC.

                        TABLE OF CONTENTS

                                                             Page

ARTICLE 1

DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE 2

THE NETWORK. . . . . . . . . . . . . . . . . . . . . . . . . . 10

     2.1  Purpose. . . . . . . . . . . . . . . . . . . . . . . 10
     2.2  Network Name . . . . . . . . . . . . . . . . . . . . 11
     2.3  Form of Organization . . . . . . . . . . . . . . . . 11

ARTICLE 3

MANAGEMENT OF THE NETWORK. . . . . . . . . . . . . . . . . . . 12

     3.1  The Operating Committee. . . . . . . . . . . . . . . 12
     3.2  Appointment and Removal of Agents. . . . . . . . . . 12
     3.3  Meetings of the Operating Committee. . . . . . . . . 12
     3.4  Affiliate Board of Governors . . . . . . . . . . . . 13

ARTICLE 4

FINANCIAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . 13

     4.1  Fiscal Year. . . . . . . . . . . . . . . . . . . . . 13
     4.2  Budget; Funding. . . . . . . . . . . . . . . . . . . 13
     4.3  Information; Books and Records . . . . . . . . . . . 13
     4.4  Accountants. . . . . . . . . . . . . . . . . . . . . 14

ARTICLE 5

DEVELOPMENT AND OTHER OBLIGATIONS. . . . . . . . . . . . . . . 14

     5.1  Initial Station Clearances . . . . . . . . . . . . . 14
     5.2  Services . . . . . . . . . . . . . . . . . . . . . . 16
     5.3  Provisions Relating to Launch Date . . . . . . . . . 16

ARTICLE 6

PARAMOUNT STATIONS; BHC STATIONS . . . . . . . . . . . . . . . 18

     6.1  Paramount Stations . . . . . . . . . . . . . . . . . 18
     6.2  BHC Stations . . . . . . . . . . . . . . . . . . . . 19
     6.3  Maintenance of Existing Affiliations . . . . . . . . 19
     6.4  Additional Affiliation Matters . . . . . . . . . . . 19
     6.5  Sale of Party Affiliated Station . . . . . . . . . . 20

ARTICLE 7

PROGRAMMING. . . . . . . . . . . . . . . . . . . . . . . . . . 22

     7.1  STV. . . . . . . . . . . . . . . . . . . . . . . . . 22
     7.2  STV Syndication. . . . . . . . . . . . . . . . . . . 22
     7.3  Other Network Programs Licensed from Paramount . . . 23
     7.4  Related Party Programming. . . . . . . . . . . . . . 25
     7.5  Programming Produced by the Partners . . . . . . . . 26

ARTICLE 8

COVENANT NOT TO COMPETE. . . . . . . . . . . . . . . . . . . . 26

     8.1  Covenant Not to Compete. . . . . . . . . . . . . . . 26
     8.2  Restrictions on Permitted Networks . . . . . . . . . 27
     8.3  Activities Outside Scope of Agreement. . . . . . . . 27
     8.4  Acquisition or Development of a Competing Network. . 27
     8.5  Notice . . . . . . . . . . . . . . . . . . . . . . . 31
     8.6  Survival . . . . . . . . . . . . . . . . . . . . . . 31

ARTICLE 9

OPTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31

     9.1  Option . . . . . . . . . . . . . . . . . . . . . . . 31
     9.2  Option Price . . . . . . . . . . . . . . . . . . . . 31
     9.3  Manner of Exercise . . . . . . . . . . . . . . . . . 32
     9.4  Third Party Investment . . . . . . . . . . . . . . . 38

ARTICLE 10

REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . 43

     10.1  Due Incorporation . . . . . . . . . . . . . . . . . 43
     10.2  Authority To Execute and Perform Agreement. . . . . 43
     10.3  No Consents . . . . . . . . . . . . . . . . . . . . 44
     10.4  No Conflicts. . . . . . . . . . . . . . . . . . . . 44
     10.5  Litigation. . . . . . . . . . . . . . . . . . . . . 44

ARTICLE 11

INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . 45

     11.1  Breach of Representation, Warranty or Covenant. . . 45
     11.2  Network Operations; Unauthorized Actions. . . . . . 45
     11.3  Procedures for Indemnification. . . . . . . . . . . 45
     11.4  Survival. . . . . . . . . . . . . . . . . . . . . . 46




ARTICLE 12

CONFIDENTIALITY. . . . . . . . . . . . . . . . . . . . . . . . 46

     12.1  General . . . . . . . . . . . . . . . . . . . . . . 46
      12.2      Third Party Investor . . . . . . . . . . . . . 47

ARTICLE 13

TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . 48

     13.1  Termination . . . . . . . . . . . . . . . . . . . . 48
     13.2  Survival. . . . . . . . . . . . . . . . . . . . . . 48

ARTICLE 14

GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . 49

     14.1  Notices . . . . . . . . . . . . . . . . . . . . . . 49
     14.2  Status of Operating Committee . . . . . . . . . . . 50
     14.3  Further Assurances. . . . . . . . . . . . . . . . . 50
     14.4  Specific Enforcement. . . . . . . . . . . . . . . . 50
     14.5  Entire Agreement. . . . . . . . . . . . . . . . . . 50
     14.6  Inconsistent Terms. . . . . . . . . . . . . . . . . 50
     14.7  Computation of Time . . . . . . . . . . . . . . . . 51
     14.8  Amendment; Waiver . . . . . . . . . . . . . . . . . 51
     14.9  Headings. . . . . . . . . . . . . . . . . . . . . . 51
     14.10  Expenses . . . . . . . . . . . . . . . . . . . . . 51
     14.11  Counterparts . . . . . . . . . . . . . . . . . . . 51
     14.12  References . . . . . . . . . . . . . . . . . . . . 51
     14.13  Governing Law. . . . . . . . . . . . . . . . . . . 52


EXHIBITS:


     A   -  Form of Advertising Sales Agent Agreement
     B   -  Form of Affiliation Agreement for Primary Stations
     C   -  Form of Affiliation Agreement for Secondary Stations
     D   -  Form of BHC Guaranty
     E   -  Form of Interim Agreement
     F   -  Form of Joint Venture Agreement
     G   -  Form of Paramount Guaranty
     H   -  Form of PPC Guaranty
     I   -  Form of Services Agreement
     J   -  Form of STV License Agreement
     K-1 -  Form of Trademark Agreement
     K-2 -  Form of United Trademark Agreement
     K-3 -  Form of Nameco Trademark Agreement
     L   -  List of Operating Committee Members
     M   -  List of Paramount Stations
     N   -  List of BHC Stations
     O   -  Form of PCI Note (together with Summary of Terms of
            Letter of Credit)
     P   -  Representations of BHC
     Q   -  Representations of PCI
     R   -  Matters to be Covered by Opinion of Counsel to BHC/NP
     S   -  Matters to be Covered by Opinion of Counsel to PCI/NP

SCHEDULE I  - Affiliate Sign-Up Costs and Development Costs

SCHEDULE II - Conditions to Affiliation Agreements

SCHEDULE III - Terms of Junior Interest

SCHEDULE IV - Description of Certain Agreements

                         OPTION AGREEMENT


          This Option Agreement, dated and effective as of July 19, 1994, is between BHC Network Partner, Inc. ("BHC/NP"), a wholly-owned direct subsidiary of BHC Communications, Inc. ("BHC"), and PCI Network Partner Inc. ("PCI/NP"), a wholly-owned indirect subsidiary of Paramount Communications Inc. ("Paramount") (BHC/NP and PCI/NP are sometimes referred to individually as a "Party" and collectively as the "Parties").


                            ARTICLE 1
                           DEFINITIONS

          "Acceptable Station" shall mean, at any time, a Party
Station (whether now owned or hereafter acquired) if, at such time, no other Party Station which serves substantially the same designated market areas is an Affiliate or is in the process of becoming an Affiliate pursuant to Section 6.4.1.

          "Advertising Sales Agent Agreement" shall mean the agreement between BHC/NP and Premier Advertiser Sales, Inc., which agreement is in the form of Exhibit A.

          "Affiliate" shall mean a broadcast television station or other television exhibitor that has entered into an Affiliation
Agreement with BHC/NP, the Network Entity or Holdingco.

          "Affiliated Person" with respect to any Person shall mean any other Person which, directly or indirectly, is Controlled by, is in Control of or is under common Control with that Person; provided, that except as used in Sections 5.1.3, 5.3.1 and 9.3.2 and in Article 11, "Affiliated Person" shall not include any individual or trust or any closely held company that is not Controlled by any Person required to register any of its equity securities under the Securities Exchange Act of 1934.

          "Affiliation Agreement" shall mean an agreement relating to the broadcast of Network programming entered into between BHC/NP, Holdingco or the Network Entity (either as an original party or as an assignee of a Party or an Affiliated Person of a Party) and a broadcast television station or other television exhibitor pursuant to which the Network Entity grants a limited license to telecast certain television programming during designated time periods, which agreement shall be in substantially the form of either Exhibit B (Primary Stations) or Exhibit C (Secondary Stations) unless otherwise agreed to by the Operating Committee.

          "Agreement" shall mean this Option Agreement as amended from time to time in accordance with the terms hereof.

          "BHC Guaranty" shall mean the agreement and guaranty executed by BHC in favor of PCI/NP and its Parent, among other things, guaranteeing all of the obligations of BHC/NP and any BHC Holder under this Agreement and the Constituent Documents, which guaranty is in the form of Exhibit D.

          "BHC Holders" shall mean BHC and/or any Affiliated Person of BHC which is a Permitted Transferee that holds any Equity
Interests or any portion of a BHC Loan on the Effective Date.

          "BHC Loans" shall have the meaning ascribed to such term in Section 4.2.

          "BHC Station" shall mean a broadcast television station owned or Controlled by BHC or one or more of its Affiliated
Persons.

          "Board" shall mean the Board of Directors of BHC/NP.

          "Budget" shall mean the capital and operating budget of the Network Entity for any Budget Period.

          "Budget Period" shall mean the period from the date hereof through December 31, 1995 and each fiscal year of the Network Entity thereafter.

          "CEO" shall mean the Chief Executive Officer of the Network.

          "Competing Network" shall mean any entity that (a) is the WB Television Network or any network that has, as a broadcast affiliate, a station currently Controlled by the Tribune Company or an Affiliated Person of the Tribune Company and/or (b) meets each of the following criteria: (i) delivers multiple video programming in the United States and primarily in pattern; (ii) reaches at least 60% of the Television Households; (iii) is supported primarily by advertising revenues; and (iv) has a broadcast component to its delivery system that includes broadcast affiliates other than Permitted Affiliates. For the purposes of clause (iv) of the preceding sentence, "broadcast" shall not include Non-Standard Television. "Competing Network" shall not include any of the following unless, in each case, each of the provisions set forth in clauses (a) or (b) above is met: (A) any international network programming service; (B) any regional programming service; or (C) any cable delivery (basic, pay or pay-per-view) or any other delivery by means of Non-Standard Television.

          "Constituent Documents" shall mean the Certificate of Incorporation, By-laws, Joint Venture Agreement, other partnership agreement, shareholder agreement (or other similar agreement) or other constituent documents of the Network Entity.

          "Continuation Notice" shall have the meaning ascribed to such term in Section 5.3.2.

          "Control" shall mean, as to any Person, the power to direct or cause the direction of the management or operation of such Person, whether through ownership of the voting power of such Person, by contract or otherwise.

          "Covered Parties" shall have the meaning ascribed to such term in Section 8.1.

          "Damages" shall have the meaning ascribed to such term in
Section 11.1.

          "Development Costs" shall mean all direct out-of-pocket costs and other costs (including, without limitation, travel expenses and filing fees) incurred or accrued by a Party or an Affiliated Person of a Party, its directors, officers, employees or agents in connection with the development and promotion of the Network or which are otherwise solely related to the activities of the Network, in any case not exceeding such amount as the Operating Committee shall approve. "Development Costs" shall include Affiliate Sign-Up Costs but shall not include (a) attorneys' fees and other costs relating to the negotiation and execution of the Relevant Agreements or (b) any corporate overhead or employee or personnel costs incurred or accrued by a Party or its Affiliated Persons. As used herein, "Affiliate Sign-Up Costs" shall mean all costs (whether or not requiring expenditures by a Party or its Affiliated Persons), incurred or accrued by such Party or their respective Affiliated Persons in connection with the solicitation of Affiliates (other than Party Affiliated Stations) and the execution of Affiliation Agreements (other than with Party Affiliated Stations). The Parties hereby acknowledge and agree that the amount specified as such for each Party on Schedule I are the Development Costs incurred or accrued as of the date hereof by such Party or its Affiliated Persons other than Affiliate Sign-Up Costs, the amount of which will be determined in accordance with
Section 5.1.4.

          "Effective Date" shall have the meaning ascribed to such term in Section 9.3.1.

          "Equity Interests" shall mean (a) any capital stock or partnership interest or any securities representing any other equity interest in the Network Entity, or (b) any securities convertible into or exchangeable for any capital stock or partnership interest in the Network Entity or any other rights, warrants or options to acquire any of the foregoing securities or interests.

          "Exercise Notice" shall have the meaning ascribed to such term in Section 9.3.1.

          "Existing Network" shall mean the network operations of any of ABC, NBC, CBS or Fox Broadcasting.

          "FCC" shall mean the Federal Communications Commission.

          "Genre" shall mean any of the following categories of episodes: (a) a one-half hour situation comedy on film; (b) a one-half hour situation comedy on tape; (c) a one hour drama; (d) a one hour action/adventure; (e) a one-half hour reality program; or (e) a one hour reality program.

          "General Entertainment" shall mean varied programming with a broad-based appeal which could include a mix of comedy, drama, news, sports and other forms of programming.

          "Holdingco" shall have the meaning ascribed to such term in Section 5.1.2.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, 15 U.S.C. $18a et. seq., as amended, and the rules promulgated thereunder by the Federal Trade Commission, 16 C.F.R. $803.1 et. seq.

          "Indemnifying Party" shall have the meaning ascribed to such term in Section 11.3.

          "Indemnitee" shall have the meaning ascribed to such term in Section 11.1.

          "Initial Distribution Amount" shall mean an amount equal to (a) one-half of the Investment Amount minus (b) the greater of $25 million and 12.5% of the Investment Amount, provided, that if such amount is less than or equal to zero, the Initial Distribution Amount shall be zero.

          "Interim Agreements" shall mean, collectively, the agreements between PDI, as agent for PPC, and each of the BHC Stations which are Affiliates relating to the licensing of repeat episodes of STV, which agreements are in the form of Exhibit E.

          "Investment Amount" shall have the meaning ascribed to such term in Section 9.2 except that the reference to "Effective Date" shall be deemed to be, for purposes of Section 5.3.5, a reference to the "90th Day", and, for purposes of Sec-tion 9.4.3(a)(ii), a reference to the closing time for the first Public Offering.

          "Investment Notice" shall have the meaning ascribed to such term in Section 9.4.2.

          "Joint Venture Agreement" shall mean an agreement between each BHC Holder, PCI/NP and any Permitted Transferee of PCI/NP with respect to the Partnership in the form of Exhibit F.

          "Junior Interest" shall have the meaning ascribed to such term in Section 5.3.4(e).

          "Launch Date" shall mean the date of the first broadcast by the Network to the Affiliates of regularly scheduled programming, provided, that such broadcast occurs on or before February 15, 1995.

          "Loan Rate" shall mean the "prime rate" as reported from time to time in the Wall Street Journal.

          "Material Affiliation Breach" shall mean the failure (other than a failure arising from force majeure) of a Party Affiliated Station to (a) accept the Network feed as provided by the Network Entity without any changes or (b) exhibit such feed intact during the designated time periods; provided, however, it shall not constitute a Material Affiliation Breach if such failure
(i) is inadvertent on the part of the Party Affiliated Station,
(ii) constitutes an Authorized Preemption (as such term is defined in such Affiliation Agreement) or (iii) constitutes an Unauthorized Preemption (as such term is defined in such Affiliation Agreement) and such Party Affiliated Station has not received notice from the Network Entity that it has made more than two other Unauthorized Preemptions during the preceding twelve-month period. For the purposes of this definition, a failure shall not be deemed to be inadvertent if such breach evidences a pattern of activity.

          "Minimum Percentage" shall mean (a) 25% if the Exercise
Notice is given on or before January 15, 1996, and (b) 33-1/3% if the Exercise Notice is given thereafter.

          "Nameco" shall have the meaning ascribed to such term in
Section 2.2.

          "Nameco Trademark Agreement" shall mean the trade name and service mark agreement between Nameco and BHC/NP relating to the use by the Network of the name "United Paramount Television Network", and certain other trade names, trademarks and service marks, which agreement is in the form of Exhibit K-3.

          "Network" shall have the meaning ascribed to such term in
Section 2.1.

          "Network Assets and Liabilities" shall mean all of the tangible and intangible assets of the Network Entity (including any predecessor entity) relating to or used in connection with the by the FCC, conduct of the business of the Network or, in the case of assets of the type specified in clauses (d), (e), (f), (h) and (i), below, arising out of the conduct of the business of the Network, as they shall exist on the Effective date, including, without limitation, the following:

          (a)  all buildings, fixtures and real property;

          (b) all machinery and equipment, vehicles, furniture and all other tangible property;

          (c) all inventory, including, without limitation, all work in process, finished products and supplies;

          (d)  cash, money market investments and prepaid expenses;

          (e) all right, title and interest of the Network Entity (and any predecessor entity) in and to all programming and projects in development, contracts (including, without limitation, the Affiliation Agreements) and commitments to which the Network Entity or any predecessor entity is a party;

          (f) all licenses, permits, franchises, consents or authorizations of any regulatory body and applications therefor;

          (g) all rights to the use of United States and foreign registered and unregistered trademarks, patents, trade names, service marks, copyrights and the like, and all applications therefor and rights of renewal, modification or extension thereof, which are owned by, or registered in the name of or licensed to the Network Entity or any predecessor entity;

          (h) all accounting information and other records pertaining to the operations of the Network Entity and all media in which all or any of the information, knowledge, data or records may be related or stored, all personnel records, credit information, advertising, promotional and sales materials, information relating to Affiliates, all software, including programs relating to any of the information listed herein or any similar information;

          (i)  all accounts receivable of the Network Entity; and

          (j) all other rights, properties and assets relating to or used in connection with the conduct of the business of the Network;

and all debts, liabilities, obligations and commitments of any kind or nature of the Network Entity (including any predecessor entity), whether accrued, absolute or contingent, whether in existence on the Effective Date or arising thereafter, relating to or incurred in connection with or arising out of the conduct of the business of the Network, including, without limitation, any obligations of BHC/NP under Section 11.2(a). "Network Assets and Liabilities" shall not include (i) any assets that either did (or do) not relate to, or were (or are) not used in connection with, or did (or do) not arise out of, the conduct of the business of the Network or
(ii) any liabilities that either did (or do) not relate to, or were (or are) not incurred in connection with, or did (or do) not arise out of, the conduct of the business of the Network.

          "Network Entity" shall mean BHC/NP or such other corporation, general or limited partnership, joint venture or limited liability company formed for the purposes of, and that is engaged in, carrying on the business of the Network and holds the Network Assets and Liabilities, in each case either directly or through one or more entities wholly-owned by the Network Entity.

          "Nielsen" means A.C. Nielsen Company.

          "90th Day" shall have the meaning ascribed to such term in Section 5.3.5.

          "Non-Compete Term" shall have the meaning ascribed to such term in Section 8.1.1.

          "Non-Standard Television" shall include, without limitation, VBI, additional transmissions through the active video of an NTSC signal, advanced television distribution service -- HDTV (other than simulcasting of the Network, or original broadcasting of the Network if required by the FCC), DTH, TVRO, MMDS, MLDS, MDS, cable (wire, wireless or fiber optic), MATV, SMATV, VDT (video dial tone), 18 ghz, 28 ghz (i.e., Cellular Vision), DBS (FSS, BSS or Ka
Band), IVDS, POFS and scrambled UHF and VHF.

          "0+0s" shall have the meaning ascribed to such term in
Section 8.4.1(b).

          "Operating Committee" shall have the meaning ascribed to such term in Section 3.1.

          "Option" shall have the meaning ascribed to such term in
Section 9.1.

          "Option Percentage" shall have the meaning ascribed to such term in Section 9.1.

          "Option Period" shall mean the period from the date hereof to and including January 15, 1997.

          "Paramount Guaranty" shall mean the agreement and guaranty executed by Paramount in favor of BHC/NP and its Parent, among other things, guaranteeing certain non-financial obligations of PCI/NP and its Permitted Transferees under this Agreement and the Constituent Documents, which guaranty is in the form of Exhibit G.

          "Paramount Station" shall mean a broadcast television station owned or Controlled by Paramount or one or more of its Affiliated Persons.

          "Parent" shall mean Paramount, in the case of PCI/NP, and BHC, in the case of BHC/NP.

          "Partnership" shall mean the general partnership that may be formed by BHC/NP and PCI/NP (and their Permitted Transferees) in accordance with the terms of the Joint Venture Agreement under the provisions of the Uniform Partnership Act of the State of Delaware as contemplated by Section 9.3.2.

          "Party Affiliated Stations" shall mean, collectively, all Party Stations which are Affiliates.

          "Party Station" shall mean any Paramount Station or any BHC Station.

          "PCI/NP Notes" shall have the meaning ascribed to such term in Section 9.3.8.

          "PDI" shall mean Paramount (PDI) Distribution, Inc., a
Delaware corporation.

          "Permitted Affiliate" of any network shall mean any broadcast affiliate that (a) serves a DMA which is served by an Affiliate of the Network or (b) together with all other broadcast affiliates of such network which serve DMAs other than DMAs served by Affiliates of the Network, serves 5% or less of the DMAs; provided, that "Permitted Affiliate" shall not include a broadcast affiliate (i) with more than a 2.0 sign-on to sign-off Nielsen rating (based upon the most current ratings book at the time of affiliation) or (ii) which became an affiliate of such network within the four-year period, if any, following such affiliate's sign-up as an Affiliate of the Network. For the purposes of this definition, "broadcast" shall not include Non-Standard Television and "DMA" shall mean designated market area in the United States, including its territories and possessions (other than Puerto Rico).

          "Permitted Network" shall mean network activity by one or more Covered Parties that is not a Competing Network.

          "Permitted Transferee" shall mean, with respect to BHC/NP and PCI/NP, BHC and Paramount, respectively, and any Person in which BHC or Paramount, respectively, owns, directly or indirectly, not less than 51% of the voting interest and not less than 33-1/3% of the economic interest.

          "Person" shall mean any individual, corporation, partnership, firm, group, joint venture, association or similar entity.

          "PPC" shall mean Paramount Pictures Corporation, a
Delaware corporation.

          "PPC Guaranty" shall mean the agreement and guaranty executed by PPC in favor of BHC/NP and its Parent, among other things, guaranteeing all of the obligations of PCI/NP and any Permitted Transferee of PCI/NP under this Agreement and the Constituent Documents, which guaranty is in the form of Exhibit H.

          "Programmer" shall have the meaning ascribed to such term in Section 7.3.3.

          "Public Offering" shall mean a sale of Equity Interests pursuant to a firm commitment underwriting (registered under the Securities Act of 1933, as amended) by a nationally recognized investment banking firm that agrees to use its best efforts to effect a broad distribution of the Equity Interests purchased by it in such underwriting.

          "Relevant Agreements" shall mean, collectively, this Agreement, the Affiliation Agreements with the Party Affiliated Stations, the BHC Guaranty, the PPC Guaranty, the Paramount Guaranty, the Trademark Agreement, the United Trademark Agreement, the Nameco Trademark Agreement, the Interim Agreements, the STV License Agreement, the Joint Venture Agreement, the Services Agreement, the Advertising Sales Agent Agreement, the partnership agreement between BHC/NP and PCI/NP with respect to Holdingco and the partnership agreement between BHC/NP and PCI/NP with respect to Nameco.

          "Relevant Person" shall have the meaning ascribed to such term in Section 10.1.

          "Report" shall have the meaning ascribed to such term in
Section 9.3.1.

          "Restricted Entity" shall have the meaning ascribed to such term in Section 8.1.2.

          "Services Agreement" shall mean the services agreement between Paramount and BHC/NP relating to services to be provided by Paramount, which agreement is in the form of Exhibit I.

          "STV" shall mean a program, based on the Star Trek genre and currently anticipated to be entitled "Star Trek: Voyager", to be produced by PPC and licensed to BHC/NP, as the Network Entity, pursuant to the STV License Agreement.

          "STV License Agreement" shall mean the license agreement between PPC and BHC/NP, as the Network Entity, relating to the licensing of STV, which agreement is in the form of Exhibit J.

          "Television Households" at any time shall mean the total number of television households in the United States as most recently reported by A.C. Nielsen Co. on a designated market area basis.

          "Termination Event" shall have the meaning ascribed to such term in Section 5.3.1.

          "Termination Notice" shall have the meaning ascribed to such term in Section 5.3.2.

          "Third Party Investor" shall have the meaning ascribed to such term in Section 9.4.2.

          "Trademark Agreement" shall mean the trade name and service mark agreement among Paramount, Nameco and BHC/NP, as the Network Entity, relating to the use and sublicensing by Nameco of the Paramount name, trademarks and service marks, which agreement is in the form of Exhibit K-1.

          "United Trademark Agreement" shall mean the trade name and service mark agreement among BHC, BHC/NP, Nameco and BHC/NP, as the Network Entity, relating to the use and sublicensing by Nameco of the United name, trademarks and service marks, which agreement is in the form of Exhibit K-2.


                            ARTICLE 2
                           THE NETWORK

          2.1 Purpose. The purpose of BHC/NP is, and the purpose of the Network Entity and the Partnership (if formed) shall be, to develop, launch, operate and exploit a "Fifth Network", i.e., a multi-daypart, national (United States (including its territories and possessions other than Puerto Rico) as opposed to regional) General Entertainment network program service targeted primarily for the broadcast television market, engaging in activities similar to the network operations of any Existing Network, and such other activities as may be related to the operation thereof (the "Network"). Such purpose:

          (a) would not permit and does not include (i) any activities outside the United States (including its territories and possessions other than Puerto Rico) or in furtherance of activities outside the United States (including its territories and possessions other than Puerto Rico), other than as described in
(b), (ii) distributing the Network primarily through cable systems (whether through a superstation or otherwise) even on a temporary basis (other than to the extent necessary to distribute the Network during an event of force majeure), (iii) development or ownership of any cable channel or cable programming service (including, without limitation, basic, pay or pay-per-view) or any other network or programming service which is delivered primarily by means of Non-Standard Television, (iv) owning domestic or foreign television stations or engaging in any first run syndication business or (v) the syndication of programming other than as described in (b); and

          (b) would permit and does include the ownership, production, worldwide syndication and distribution (including, without limitation, on basic cable, pay or pay-per-view) of programming produced and/or acquired by the Network, in each case for exhibition on the Network.

          2.2 Network Name. During the Option Period, the name of the Network shall be "United Paramount Television Network" or such other name as the Parties shall mutually agree. The Network Entity can change the name of the Network at any time after the Option Period to any other name chosen by the Network Entity, in its sole discretion, that does not include the word "Paramount", any other mark licensed from Paramount or any mark confusingly similar thereto. Pursuant to the terms of the Trademark Agreement, Paramount shall license to a general partnership to be formed and owned 50% by BHC/NP and 50% by PCI/NP ("Nameco") the right to use and sublicense the name "Paramount" and shall negotiate in good faith to license other specified trade names, marks, emblems and logos that are the property of Paramount. BHC or its Affiliated Persons and BHC/NP shall license to Nameco, pursuant to the terms of the United Trademark Agreement, the right to use and sublicense the name "United" and shall negotiate in good faith to license other specified trade names, marks, emblems and logos that are the property of BHC or its Affiliated Persons. Nameco shall license to the Network Entity the right to use the name "United Paramount Television Network" and other specified trade names, marks, emblems and logos pursuant to the terms of the Nameco Trademark Agreement. The parties to the Trademark Agreement, the United Trademark Agreement and the Nameco Trademark Agreement shall be bound by their respective terms for the period specified therein. The name "United Paramount Television Network" or other names used by the Network Entity that incorporate both the "United" and "Paramount" names shall be owned by Nameco and, in connection therewith, Nameco may pursue the registration of such combination name or mark in the United States Patent and Trademark Office.

          2.3 Form of Organization. BHC/NP may, in its sole discretion, determine to conduct the business of the Network itself or through any other Network Entity. In any such event, subject to the provisions of Section 9.4, BHC/NP shall control the management of the business and affairs of the Network. All of the Network Assets and Liabilities shall be owned by the Network Entity.

                            ARTICLE 3
                    MANAGEMENT OF THE NETWORK

          3.1 The Operating Committee. Subject to the authority of the Board, BHC/NP shall manage and control the day-to-day business and affairs of the Network through an operating committee (the "Operating Committee") which shall consist of not less than two members. BHC/NP may change the size of the Operating Committee at any time. PCI/NP shall have the right to designate a number of agents of PCI/NP to serve as members of the Operating Committee equal to the number of agents of BHC/NP serving on the Operating Committee. Subject to the authority of the Board, the Operating Committee shall be responsible for the establishment of policy and operating procedures respecting the business and affairs of the Network, shall develop a set of standards and practices applicable to the Network and shall consider, among other matters, the following:

          (a)  Authorization of (i) the Budget for each Budget
Period and any revisions to such Budget and (ii) any additional major expenditures by the Network which are not contemplated in the Budget for the relevant Budget Period;

          (b) Selection and terms of employment of the CEO, the Chief Financial Officer and the Head of Programming, and any other executive to whom such officers report, and entering into any executive employment agreement or otherwise establishing the terms of executive compensation;

          (c) Acquisition or disposition by the Network of assets other than in the ordinary course of business;

          (d) Material amendments to any Affiliation Agreement or the execution and delivery of any Affiliation Agreement which materially deviates from Exhibit B, in the case of a Primary
Station, or Exhibit C, in the case of a Secondary Station;

          (e) Significant programming decisions, including licensing and scheduling; and

          (f)  Termination of the operations of the Network.

          3.2 Appointment and Removal of Agents. The Operating Committee shall initially consist of the persons set forth on Exhibit L, as the respective agents of BHC/NP and PCI/NP as indicated thereon. Any Party may at any time, by written notice to the other Party, remove its agent or agents who are members of the Operating Committee, with or without cause, and substitute another agent or agents to serve in their stead.

          3.3 Meetings of the Operating Committee. The Operating Committee shall meet at least monthly, and at such other times as it may decide. Either BHC/NP or the CEO may call a meeting of the Operating Committee at any time by giving not less than five business days' prior notice to the members of the Operating Committee which, in the case of the PCI/NP agents, shall be given to PCI/NP in accordance with Section 14.1 (unless PCI/NP shall designate another address for such notice pursuant to this Section 3.3). No notice shall be required for any regularly scheduled meeting. The Operating Committee will establish its operating procedures from time to time. In the event of any deadlock at the Operating Committee on any matter, such matter shall be referred to the Board (or any agent designated by the Board) for final decision.

          3.4  Affiliate Board of Governors.  During the Non-
Compete Term, PCI/NP shall cause any member representing a Paramount Station on the Affiliate Board of Governors to cast their vote with the members representing the BHC Stations with respect to any increase in the number of hours of Network programs.


                            ARTICLE 4
                        FINANCIAL MATTERS

          4.1 Fiscal Year. The fiscal year of the Network Entity shall be the 12-month period ending on December 31 of each year.

          4.2 Budget; Funding. The Budgets for the period from June 15, 1994 through December 31, 1995 and for calendar year 1996 shall incorporate minimum expenditures by the Network Entity of $75 million and $75 million, respectively. BHC/NP shall make funds available to the Network Entity at such times and in such amounts as are required by the Budget, provided, that (a) BHC/NP shall not be required to invest more than $150 million in the Network Entity in the aggregate in the period from June 15, 1994 through December 31, 1996 and (b) BHC/NP shall have no further obligation pursuant to this Section 4.2 if BHC/NP has elected to terminate the operations of the Network and has given notice to PCI/NP in accordance with Section 13.1(c). Any investment by BHC/NP in the Network Entity may be in the form of the allocation of capital, capital contributions or loans, in BHC/NP's sole discretion, and any loans (collectively, the "BHC Loans") shall be on such terms and conditions as BHC/NP and the Network Entity shall agree from time to time, provided, that the interest rate with respect to each BHC Loan shall not exceed the Loan Rate.

          4.3  Information; Books and Records.

               4.3.1 From and after the Launch Date, BHC/NP shall cause to be prepared and delivered to PCI/NP: (a) as soon as available and in any event within 15 days after the end of each calendar month and calendar quarter, unaudited monthly or quarterly, as the case may be, balance sheets, statements of income and cash flows of the Network Entity, all in reasonable detail and certified by the Network Entity's Chief Financial Officer as having been prepared in accordance with generally accepted accounting principles; (b) as soon as available, and in any event within 75 days after the end of each fiscal year, audited annual balance sheets, statements of income and cash flows of the Network Entity, all in reasonable detail and certified by the Network Entity's independent public accountants; and (iii) such other information with respect to the financial condition, business and affairs of the Network Entity as PCI/NP may from time to time reasonably request. In the case of all financial statements provided pursuant to clauses (a) and (b) above, (i) the date for delivery shall be extended if timely information is not received from Paramount or any of its Affiliated Persons pursuant to the Services Agreement and the Advertising Sales Agent Agreement and (ii) such statements shall set forth comparisons to the Budget and the comparable period of the preceding fiscal year.

               4.3.2 BHC/NP shall, and shall cause the Network Entity to, maintain proper books and records in accordance with generally accepted accounting principles. PCI/NP shall have the unqualified right itself or through its agents, at its expense (other than reasonable photocopying and similar expenses) and during reasonable business hours, to discuss the Network Entity's business and affairs, finances and accounts with officers and employees of the Network Entity and with its independent accountants, and to inspect the Network Entity's books and records, and, subject to the provisions of Article 12, to make copies thereof for its permanent retention.

          4.4 Accountants. The independent public accountants of the Network Entity shall be a nationally recognized accounting firm chosen, from time to time, by the Board, in its sole discretion. Initially, the independent public accountants of BHC shall serve as the Network Entity's independent public accountants.


                            ARTICLE 5
                DEVELOPMENT AND OTHER OBLIGATIONS

          5.1  Initial Station Clearances.

               5.1.1 Subject to the authority of the Operating Committee, Paramount, BHC and/or their Affiliated Persons, officers, employees and agents shall provide all initial station clearance activities, including, without limitation, negotiation of Affiliation Agreements with television stations and television exhibitors. Paramount shall provide such services pursuant to, and in accordance with the terms of, the Services Agreement.

               5.1.2 Simultaneously with the execution of this Agreement, PPC is assigning each Affiliation Agreement to United Paramount Television Network Partnership, a newly formed joint venture of BHC/NP and PCI/NP in which each Party owns a 50% general partnership interest ("Holdingco") and Holdingco is assuming the obligations of PPC thereunder. PCI/NP represents that there are no conditions to the obligations of the Affiliates under the Affiliation Agreements as in effect on the date hereof, and the Network Entity has no obligations to the Affiliates thereunder, which, in each case, are not set forth in such Affiliation Agreements or do not arise from the matters set forth in Schedule
II. After the execution of this Agreement, all Affiliation Agreements will be entered into in the name of Holdingco or, after the assignment and assumption contemplated by the next sentence, in the name of BHC/NP, and shall contain a provision that they may be assigned to the Network Entity (if other than BHC/NP). BHC/NP shall have the absolute right to cause Holdingco to assign the Affiliation Agreements to the Network Entity at any time, and concurrently therewith the Network Entity shall assume the obligations of Holdingco with respect thereto.

               5.1.3 (a) BHC/NP shall endeavor, promptly upon assignment and assumption of the Affiliation Agreements to the Network Entity, to have PPC released from any obligations of the Network under the Affiliation Agreements (and set forth therein or arising from the matters set forth in Schedule II) to which it was originally a party (other than any obligation to which it may become subject as a result of the exercise by PCI/NP of the Option). BHC/NP shall defend, indemnify and hold harmless PPC and/or its Affiliated Persons, officers, employees and agents from and against any and all Damages incurred by any of them by reason of any acts, omissions or alleged acts or omissions undertaken or omitted by Holdingco, BHC/NP or any Network Entity in connection with the Affiliation Agreements or arising out of any matter identified in Schedule II.

               (b) PCI/NP covenants that PCI/NP and its Affiliated Persons shall perform any obligations they have incurred (other than obligations of the Network under the Affiliation Agreements and set forth therein or arising from the matters set forth in
Schedule II (which schedule identifies any written materials known to PCI/NP and its Affiliated Persons that describe any such obligations)) in connection with the negotiation or execution of the Affiliation Agreements. PCI/NP shall defend, indemnify and hold harmless BHC/NP and/or its Affiliated Persons, officers, employees and agents from and against any and all Damages incurred by any of them by reason of any breach or alleged breach of the preceding sentence or the representation contained in the second sentence of Section 5.1.2.

               5.1.4 The Parties agree to negotiate in good faith the amount attributable to the Affiliate Sign-Up Costs as of the date hereof, and to agree on such amount within 90 days after the Launch Date. From the date hereof, PCI/NP and its Affiliated Persons shall not incur any Affiliate Sign-Up Costs without the prior consent of BHC/NP and the agreement of the Parties as to the amount attributable thereto. The agreement of the Parties pursuant to this Section 5.1.4 shall be reflected in a supplement to
Schedule I executed by the Parties.

          5.2 Services. Simultaneously with the execution of this Agreement, BHC/NP, PPC and PDI are executing the Services Agreement and BHC/NP and PPC are executing the Advertising Sales Agent Agreement. The Parties agree and acknowledge that Premier Advertiser Sales, Inc. will act as the exclusive advertising sales agent for the Parties and the Network Entity with respect to STV.

          5.3  Provisions Relating to Launch Date.

               5.3.1 Simultaneously with the execution of this Agreement, Holdingco is giving notice to the Affiliates of a Launch Date. BHC/NP shall have the right, prior to the earlier to occur of (a) such announced Launch Date and (b) the date a Continuation Notice is given by PCI/NP pursuant to Section 5.3.2(b), and upon not less than five days' prior notice to PCI/NP, to terminate the operations of the Network or give notice to the Affiliates of termination of the Affiliation Agreements (either, a "Termination Event"). BHC/NP agrees that, if it causes a Termination Event without the consent of PCI/NP, then BHC/NP will (a) reimburse PCI/NP for 100% of all Affiliate Sign-up Costs incurred by PCI/NP or any of its Affiliated Persons with respect to a third party which is not an Affiliated Person and 100% of all other Development Costs paid by PCI/NP or any of its Affiliated Persons, and (b) defend, indemnify and hold harmless PCI/NP and its Affiliated Persons, officers, employees and agents from and against any and all Damages incurred by any of them in respect of the Affiliation Agreements (but specifically excluding any conditions to the obligations of the Affiliates not set forth therein (other than obligations which might arise out of the statements and/or understandings set forth in Schedule II), and specifically excluding any obligations of the Network Entity to PCI/NP or any Affiliated Person of PCI/NP).

               5.3.2  If no Termination Event has occurred, then:

               (a) on or before November 15, 1994, BHC/NP shall give written notice to PCI/NP setting forth BHC/NP's non-binding good faith indication of whether it believes it might give a Termination Notice as contemplated by clause (c) below;

               (b) on or before January 3, 1995 (or, if later, the Monday preceding the Launch Date), PCI/NP shall give written notice to BHC/NP stating either that, if the determination were its to make, (i) PCI/NP would not continue the operations of the Network (a "Termination Notice") or (ii) PCI/NP would continue the operations of the Network (a "Continuation Notice"); and

               (c)  after PCI/NP has given notice pursuant to
Section 5.3.2(b) (or, if no such notice is given, after January 3, 1995 (or, if later, the Monday preceding the Launch Date)), and on or before February 15, 1995 (or, if later, the thirtieth day following the Launch Date if the Launch Date has occurred prior to February 15, 1995), BHC/NP shall give written notice to PCI/NP stating either that (i) BHC/NP has elected not to continue the operations of the Network (a "Termination Notice"), or (ii) BHC/NP has elected to continue the operations of the Network (a "Continuation Notice").

          A failure to give a notice pursuant to paragraph (b) or
(c) shall be deemed to constitute a Continuation Notice.

               5.3.3 If BHC/NP gives a Continuation Notice, then this Agreement shall remain in full force and effect.

               5.3.4  If PCI/NP and BHC/NP each give a Termination
Notice, then:

               (a) BHC/NP shall, within five business days' of the date it gives its Termination Notice, give notice to each Affiliate of termination of the Affiliation Agreements in accordance with their terms; and

               (b) BHC/NP and PCI/NP shall each pay 50% of all Development Costs paid by either of them to a third party which is not an Affiliated Person and, except as specifically provided in the next sentence, shall each be liable for 50% of the obligations, if any, of the Network Entity to the Affiliates under the Affiliation Agreements (but specifically excluding any conditions to the obligations of the Affiliates not set forth therein (other than obligations which might arise out of the statements and/or understandings set forth in Schedule II), but in any event specifically including Affiliate Sign-up Costs). Within 60 days of the termination of this Agreement, each Party shall provide to the other a detailed accounting of all such costs paid or incurred by such Party, and within 30 days thereafter the appropriate Party shall make the necessary payment to reimburse that Party whose costs have exceeded 50% of the total so that each Party shall have paid or incurred 50% of the total.

               5.3.5  If PCI/NP gives a Continuation Notice and
BHC/NP gives a Termination Notice, then the Parties shall effect the following:

               (a)  Effective on the date of BHC/NP's Termination
Notice, PCI/NP shall have the right to appoint the Board and shall have control over the operations of the Network;

               (b) BHC/NP will continue to fund the operations of the Network's ordinary course of business, in accordance with its Budget in existence prior to the date of BHC/NP's Termination Notice, for the period through the 90th day from the date of such Termination Notice (the "90th Day");

               (c) On the 90th Day, PCI/NP shall pay to BHC/NP an amount equal to 50% of the Investment Amount through the 90th Day;

               (d) In addition, BHC/NP will continue to fund 50% of the costs incurred pursuant to any programming commitment made by BHC/NP without the consent of the PCI/NP members of the Operating Committee to the extent that the Network is obligated to purchase programming for first-run exhibition in periods subsequent to the first broadcast season; and

               (e) PCI/NP shall grant to BHC/NP an option to acquire an interest in the Network Entity equal to PCI/NP's interest in the Network Entity, and on the terms and conditions of the Option as set forth in this Agreement (including obligations of BHC/NP as if it were PCI/NP (but excluding programming and similar rights and obligations)) and the Parties shall execute the relevant agreements to evidence such option and obligations, provided, that the balance of the Investment Amount not paid to BHC/NP pursuant to
Section 5.3.5(d) plus any amount funded by BHC/NP pursuant to
Section 5.3.5(c) shall be applied to reduce BHC/NP's option exercise price and, if BHC/NP does not exercise its option, shall become a subordinated non-voting interest in the Network Entity which has the terms set forth in Schedule III (the "Junior Interest").


                            ARTICLE 6
                PARAMOUNT STATIONS; BHC STATIONS

          6.1 Paramount Stations. (a) PCI/NP hereby represents and warrants that each Paramount Station existing as of the date of this Agreement is listed on Exhibit M and that the current Existing Network affiliation, if any, of each Paramount Station is correctly indicated thereon. PCI/NP hereby agrees that each Paramount Station which is not currently affiliated with an Existing Network shall execute an Affiliation Agreement simultaneously with the execution of this Agreement.

               (b) If PCI/NP or any Affiliated Person of PCI/NP acquires a broadcast television station after the date of this Agreement which, on the date of such acquisition, is an Acceptable Station and is not affiliated with an Existing Network, PCI/NP or such Affiliated Person, as the case may be, shall execute an Affiliation Agreement (subject to Section 6.4.4, in the form of Exhibit B) if, and when, no Affiliate serves substantially the same designated market areas as are served by such station (and no Acceptable Station is in the process of becoming an Affiliate pursuant to Section 6.4).

               (c) Subject to the provisions of Section 6.5, PCI/NP further agrees that it shall cause each Paramount Station which is an Affiliate to remain an Affiliate for the Option Term, plus any additional period of time as may be required by Section
6.4.3 or the respective Affiliation Agreement.

          6.2 BHC Stations. (a) BHC/NP hereby represents and warrants that each BHC Station existing as of the date of this Agreement is listed on Exhibit N and that the current Existing Network affiliation, if any, of each BHC Station is correctly indicated thereon. BHC/NP hereby agrees that each BHC Station which is not currently affiliated with an Existing Network shall execute an Affiliation Agreement simultaneously with the execution of this Agreement.

               (b) If BHC/NP or any Affiliated Person of BHC/NP acquires a broadcast television station after the date of this Agreement which, on the date of such acquisition, is an Acceptable Station and is not affiliated with an Existing Network, BHC/NP or such Affiliated Person, as the case may be, shall execute an Affiliation Agreement (subject to Section 6.4.4, in the form of Exhibit B) if, and when, no Affiliate serves substantially the same designated market areas as are served by such station (and no Acceptable Station is in the process of becoming an Affiliate pursuant to Section 6.4).

               (c) Subject to the provisions of Section 6.5, BHC/NP further agrees that it shall cause each BHC Station which is an Affiliate to remain an Affiliate for the Option Term and for any extended term required of the Paramount Stations in accordance with
Section 6.4.3 or the respective Affiliation Agreement.

          6.3 Maintenance of Existing Affiliations. Each Party or its Affiliated Persons may maintain its current Existing Network affiliations and may renew or change an Existing Network affiliation to another Existing Network affiliation, until such time as it, in its sole discretion, chooses to end such affiliation with an Existing Network. Nothing in this Section 6.3 shall preclude a Party or its Affiliated Persons from maintaining secondary Existing Network affiliations or changing to other secondary Existing Network affiliations, provided, that any such secondary affiliation with respect to a Party Affiliate shall not interfere with such Party Affiliate's ability to broadcast the Network programming.

          6.4  Additional Affiliation Matters.

               6.4.1 If (a) a television station which is not affiliated with an Existing Network becomes a Paramount Station or a BHC Station and such television station is an Acceptable Station at such time or (b) an Acceptable Station ceases its affiliation with an Existing Network then, with respect to clause (a) upon such acquisition, and with respect to clause (b) upon the election of PCI/NP in the case of a Paramount Station and upon the election of BHC/NP in the case of a BHC Station, to have such station become an Affiliate, BHC/NP and the applicable Party shall, as soon as feasible, (i) cause a notice of non-renewal to be delivered to the Affiliate, if any, serving substantially the same designated market areas as such Acceptable Station and (ii) cause such Acceptable Station to become an Affiliate.

               6.4.2 BHC/NP hereby agrees that during the Non-Compete Term it shall not, and it shall cause the Network Entity not to, terminate any Affiliation Agreement of a Party Affiliated Station or give notice of non-renewal other than on account of a Material Affiliation Breach of such Affiliation Agreement. This
Section 6.4.2 shall not restrict BHC/NP or the Network Entity from taking any other action to enforce the rights of the Network Entity in respect of such Affiliation Agreement.

               6.4.3 If PCI/NP does not exercise the Option with an Effective Date on or before January 15, 1997, then, without any action of either Party, if (a) the Affiliation Agreements of all of the BHC Stations are extended or renewed on the terms set forth in Exhibit B for any period beyond the initial three-year term and
(b) at the date of such extension or renewal, the Network Entity has effective Affiliation Agreements with broadcast television stations serving designated market areas which, in the aggregate, include approximately 60% of the Television Households and (c) the Network is scheduled to broadcast at least six hours of prime time programming in the fourth broadcast year after the Launch Date, then the Affiliation Agreement of each Paramount Station shall be deemed to be extended automatically (for so long as the Network continues to regularly schedule at least six hours of prime time programming) for an additional period coterminous with the term of the BHC Station Agreements, but in no event for a period beyond the sixth anniversary of the Launch Date. The Network Entity will give PCI/NP prompt notice of any such extension, but in no event later than 120 days prior to the last day of the initial term of such Affiliation Agreements.

               6.4.4 The Affiliation Agreement for any station acquired by PCI/NP or any Affiliated Person of PCI/NP after the date of this Agreement, as contemplated by Section 6.1, and for any extension pursuant to this Section 6.4, shall be on terms no less favorable to the Paramount Stations than those contained in the Affiliation Agreement of any Affiliate other than BHC or any Third Party Investor or any of their respective Affiliated Persons.

          6.5 Sale of Party Affiliated Station. Except as provided in Section 6.6 with respect to Deferred Stations, if, at any time during the Option Period, either Paramount or BHC or any of their respective Affiliated Persons sells or transfers one of its Party Affiliated Stations, it shall require, as a condition of sale, that the new owner assume the Affiliation Agreement for the longer of the remainder of the term of such Affiliation Agreement (including, with respect to BHC Stations and Paramount Stations, any extension pursuant to Section 6.4.3, whether or not such extension occurs after the date of sale) or one year from the date of sale, but in any case in no event beyond the sixth anniversary of the Launch Date.

          6.6  Deferred Stations.

               6.6.1 The Parties acknowledge that the Paramount Stations WKBD-TV, Detroit (the "Detroit Station") and WTXF-TV, Philadelphia (the "Philadelphia Station" and, together with the Detroit Station, the "Deferred Stations") have not executed Affiliation Agreements. Within 30 days of the date this Agreement is executed, PCI/NP shall cause each Deferred Station (whether or not such Station is previously sold) to either:

                    (a)  execute and deliver to Holdingco an
Affiliation Agreement in the form of Exhibit B, together with the appropriate rider in the form of Schedule IV(A) (as to the Detroit Station) or Schedule IV (B) (as to the Philadelphia Station), which Affiliation Agreement shall be promptly accepted and executed on behalf of Holdingco by BHC/NP, or

                    (b)  execute and deliver to Holdingco an
Affiliation Agreement in the form of Exhibit C, together with the appropriate Rider in the form of Schedule V (A) (as to the Detroit Station) or Schedule V (B) (as to the Philadelphia Station), which Affiliation Agreement may be accepted, in BHC/NP's sole discretion, at any time up to and including January 9, 1995, by written notice to PCI/NP of such acceptance and the execution of such Affiliation Agreement on behalf of Holdingco by BHC/NP. Such Affiliation Agreement shall be for a term through the third anniversary of the later to occur of (i) the Launch Date and
(ii) the closing date of the sale of the Deferred Station by PCI/NP or its Affiliated Persons, provided that the Network Entity shall have the right to terminate the Affiliation Agreement upon 180 days' notice and, if a Deferred Station is sold after January 9, 1995 and prior to May 31, 1995, then the Network Entity shall have the right to terminate the Affiliation Agreement effective May 31, 1995, and provided that in no event shall such Affiliation Agreement extend beyond the term of the Affiliation Agreements of the other Paramount Stations.

          6.6.2 If either Deferred Station elects the option referred to in Section 6.6.1(b) and BHC/NP gives written notice to PCI/NP on or before January 9, 1995 that the Network Entity is prepared to enter into an Affiliation Agreement substantially in the form of Exhibit B with another station that serves substantially the same designated market area as is served by such Deferred Station, then PCI/NP shall cause PDI, as agent for PPC, within five business days after BHC/NP's notice, to either (x) enter into a "back-end" license agreement for STV with such proposed Affiliate on the best terms offered by such proposed Affiliate or (y) waive in writing the right to have such Affiliate enter into a "back-end" license agreement for STV, in which event PCI/NP shall cause the Deferred Station to enter into a "back-end" license agreement for STV, provided, that if the offer by the proposed Affiliate is at least $23,000 per episode and $17,000 per episode, respectively, for Philadelphia and Detroit, then PDI, as agent for PPC, shall be required to accept such offer and enter into a "back-end" license agreement for STV with such proposed Affiliate.

          6.6.3 If either Deferred Station becomes an Affiliate pursuant to Section 6.6.1(b), PCI/NP shall consult regularly with BHC/NP with respect to any plans of PCI/NP or its Affiliated Persons with respect to a sale of such Station. Within ten business days after a written notice to BHC/NP from PCI/NP that it is likely that a Deferred Station will be sold, but in any event until January 9, 1995, the Network Entity shall have the right to acquire a "back-end" license agreement for STV for the designated market area served by the Deferred Station to be sold. The license agreement (each, a "Back-end Agreement") shall be on substantially the terms set forth in the Interim Agreements for the BHC Stations, provided, that the license fee shall be $23,000 per episode and $17,000 per episode, respectively, for Philadelphia and Detroit. A Back-end Agreement shall be assignable by the Network Entity to an Affiliate that enters into an Affiliation Agreement substantially in the form of Exhibit B. If BHC/NP does not assign a Back-end License Agreement to an Affiliate before January 1, 1998, PCI/NP and its Affiliated Persons shall have the right, and shall use their best efforts, to license the "back-end" for STV in the relevant designated market area, any loss on such license shall be for the account of the Network Entity and any gain on such license shall be 50% for the account of PCI/NP and 50% for the account of the Network Entity.

          6.6.4 The provisions of Section 6.5 shall not apply to a Deferred Station that is subject to an Affiliation Agreement in the form of Exhibit C.


                            ARTICLE 7
                           PROGRAMMING

          7.1 STV. Simultaneously with the execution of this Agreement, BHC/NP and PPC are executing the STV License Agreement.

          7.2 STV Syndication. Simultaneously with the execution of this Agreement, the BHC Stations are executing Interim
Agreements with PDI, as agent for PPC, as licensor.

          7.3  Other Network Programs Licensed from Paramount.

               7.3.1 (a) For so long as first run episodes of STV are licensed in prime time to BHC/NP or the Network Entity, Paramount (or its designated Affiliated Persons) shall have the right, but not the obligation, to provide one additional hour of first run prime time programming to the Network Entity for initial exploitation on the Network, on terms and conditions that are on an arm's-length basis and are consistent with those contained in third party license agreements entered into by the Network Entity or any Existing Network for similar product. This right will continue only so long as first run episodes of STV are licensed in prime time to the Network Entity and such right will expire on the first anniversary of the Launch Date if STV has not achieved the Minimum Performance Criteria. The Minimum Performance Criteria shall mean a 1995 Average Nielsen Rating for STV which is at least 110% of the 1994 Average Nielsen Rating. For purposes of this Section 7.3.1(a):

          The "1994 Average Nielsen Rating" shall mean the number of total television households watching the program broadcast by each Base Affiliate in the February 1994 and May 1994 NSI "sweeps" in the first run, prime time period in which STV is broadcast in 1995 (e.g., Monday 8:00 p.m. to 9:00 p.m. in the February and May 1994 NSI "sweeps" if STV is broadcast in 1995 in the Monday 8:00 p.m. to 9:00 p.m. time slot) divided by the number of total television households in all the marketplaces of each Base Affiliate in the February and May 1994 NSI "sweeps", if STV was broadcast in that marketplace in the corresponding 1995 "sweeps".

          The "1995 Average Nielsen Rating" for STV shall mean the number of total television households watching the first run, prime time broadcast of STV in the February 1995 and May 1995 NSI "sweeps" divided by the number of total television households in all the marketplaces of each Base Affiliate where STV was broadcast in the February 1995 and May 1995 NSI "sweeps".

          For purposes of the definitions of 1994 Average Nielsen Rating and 1995 Average Nielsen Rating, (i) for each Base Affiliate which is not a primary Affiliate, the time period used shall be the time period with the higher "HUT" level of the two time periods in which such Base Affiliate broadcasts STV in 1995, and (ii) there shall be excluded from the calculation for each Base Affiliate any time period in which it pre-empts its regular broadcast for purposes of sports broadcasting or otherwise.

          A "Base Affiliate" shall mean any Affiliate at the Launch Date for which February 1994 and May 1994 Nielsen ratings are available, and for which the Nielsen ratings did not change during the period from February 1, 1994 through May 31, 1995 from diary-based to meter-based.

Paramount shall work with the CEO to develop such programming, but Paramount shall make the final decision (subject to the Network's standards and practices) as to the selection of programming to be licensed to the Network Entity pursuant to this Section 7.3.1.
The first one hour of first run prime time programming licensed by the Network Entity from Paramount or its Affiliated Persons in addition to STV shall satisfy the Network Entity's obligations under this Section 7.3.1.

               (b) An "additional hour" of programming shall mean, in any year, episodes representing an aggregate of 26 hours of first run prime time programming, consisting of 26 one-hour episodes or 52 one-half hour episodes or a combination thereof; provided, that an order by the Network for an aggregate of 22 to 26 episodes of a single series (either initially or upon exercise of an option) shall be treated as, in the case of a one-hour series, 26 hours of programming and, in the case of a half-hour series, 13 hours of programming.

               7.3.2 With respect to programming licensed by the Network Entity pursuant to this Section 7.3, the CEO shall have the authority to make all programming decisions, subject only to confirmation by BHC/NP or the Network Entity that the terms and other conditions of any such transaction are on an arm's-length basis and are consistent with those contained in third party license agreements entered into by the Network Entity or any Existing Network for similar product. Upon not less than 90 days' prior written notice to Paramount, the CEO shall have the right to cancel any such programming, after giving good faith consideration to the opinions of Paramount, in which event Paramount shall have the right, but not the obligation, to provide additional programming for the equivalent time represented by the cancelled series in accordance with the provisions of this Section 7.3.

               7.3.3 (a) Subject to Section 7.3.3(c), if the Network Entity grants to any third party programmer that is not Paramount or an Affiliated Person of Paramount (each, together with its Affiliated Persons, a "Programmer") the right to provide prime time programming to the Network Entity, with the Programmer retaining the right to make the final decision (subject to the Network's standards and practices) as to the selection of programming to be licensed to the Network Entity, then the Joint Venture Agreement (or the Constituent Documents) will contain a provision granting Paramount the right, but not the obligation, to provide additional first run prime time programming for that amount of time, if any, by which the Programmer's programming right exceeds the greater of (i) (x) the time, if any, Paramount has the right to provide pursuant to Section 7.3.1 (or the comparable provision in the Constituent Documents) plus (y) the STV time plus (z) one hour and (ii) 25% of the then total Network prime time programming. By way of example only, if the Programmer has the right to program four hours per week and the then total Network prime time programming is ten hours per week, and:

                    (A)  first run episodes of STV are licensed
in prime time to the Network, then Paramount shall have the right to program, in addition to STV, a total of two hours per week, inclusive of the additional hour per week, if any, pursuant to
Section 7.3.1; or

                    (B)  STV is not licensed to the Network, then
Paramount shall have the right to program a total of one and one-half hours per week.

               (b) Any additional programming right of Paramount pursuant to this Section 7.3.3 shall be exercisable by it as set forth in Sections 7.3.1 and 7.3.2 in connection with the additional hour referred to therein.

               (c) The provisions of this Section 7.3.3 shall not apply if the Option is not exercised with an Effective Date on or before January 15, 1997, and shall not apply in any event if the Programmer is a Third Party Investor which has an Equity Interest in excess of 25% or an Affiliated Person of such a Third Party Investor and the Option Percentage is less than the Minimum Percentage.

               (d) BHC/NP shall not, and shall cause the Network Entity not to, take any action which would preclude the exercise of Paramount's rights described in this Section 7.3.3, provided, that the Network Entity may postpone its obligation to license such programming until the earlier of (i) availability of Network broadcast time in light of then existing programming commitments and (ii) 90 days from the date of notice from Paramount of exercise of such rights.


          7.4 Related Party Programming. Notwithstanding any other provision concerning related party transactions, and without limiting the provisions of Section 7.3, the Constituent Documents will provide that, so long as PCI/NP or BHC/NP, as the case may be, holds an Equity Interest not less than the Minimum Percentage, the CEO shall have the authority to make all programming decisions for the Network Entity with respect to programming licensed or to be licensed from such Party and/or its Affiliated Persons, up to the greater of two hours or 20% of the Network's prime time schedule, without the approval of the Board of Directors, the Operating Committee or similar governing body; provided, that the programming order is for no more than 13 episodes, in the case of an initial order, or that number of episodes that is the industry standard, in the case of a renewal order; and provided, further, that the programming order is for no more than the average per episode license fee of all programs of a similar Genre which have been purchased from Persons other than such Party or its Affiliated Persons, as expressed in dollars per hour of program material for the United States broadcast rights (as against foreign rights, syndication rights, etc.).

          7.5 Programming Produced by the Partners. Nothing herein shall be deemed to obligate Paramount or BHC (or any of their respective Affiliated Persons) to offer programming other than STV (pursuant to the STV License Agreement) to the Network Entity and both Parties shall be free, in their sole discretion, to acquire, produce and distribute programming in any manner as they shall determine.


                            ARTICLE 8
                     COVENANT NOT TO COMPETE

          8.1 Covenant Not to Compete. For the Non-Compete Term, neither BHC nor Paramount nor any of their respective Affiliated Persons or successors (the "Covered Parties") may (a) own any interest, financial or otherwise, in, or (b) Control any Competing Network. The Parties agree and acknowledge that, subject to
Section 8.3, the provisions of this Article 8 are intended to bind Persons who become Covered Persons after the date hereof. Notwithstanding the foregoing, nothing in this Article 8 shall restrict any Covered Party's ability to:

               (i) Maintain its Party Stations' affiliations or prevent any Party Station, other than a Party Affiliated Station, to at any time identify itself as part of a network other than the Network as more specifically set forth in Article 6;

              (ii)   Comply with its obligations under any
applicable laws or regulations, including without limitation, the rules, regulations and published policies of the Federal
Communications Commission; and

             (iii) Own up to a 15% interest in any corporation traded on any stock exchange that is, or holds an interest in, any Competing Network, provided, that such stock is acquired in the open market.

               The term "Non-Compete Term" shall mean: (x) as to BHC and any of its Affiliated Persons, the Option Period and (y) as to Paramount and any of its Affiliated Persons, the period from the date hereof through January 15, 1999, provided, that if the Option is exercised, the Non-Compete Term shall mean, as to all Covered Parties, the period from the date hereof through the fourth anniversary of the Effective Date.

          8.2 Restrictions on Permitted Networks. The Parties hereby acknowledge and agree that (a) during the Non-Compete Term, a Permitted Network shall not solicit or accept committed time periods on Affiliates or (b) during the longer of the Non-Compete Term and the term of the Trademark Agreement, they shall not authorize a Competing Network or a Permitted Network to use the Paramount name (x) as part of the name of such Competing Network or Permitted Network, (y) to identify Competing Network or Permitted Network activities or (z) to otherwise trade upon the identity created by the Network by using, to name or otherwise identify Competing Network or Permitted Network activities, a name that is so similar, in each case in this clause (b), in a manner as to cause confusion in the marketplace as to the identity of network activities of such Competing Network or Permitted Network.

          8.3 Activities Outside Scope of Agreement. The Parties hereby acknowledge and agree that Sections 8.1 and 8.2 are not intended to, and do not, restrict any Covered Party in connection with (a) its licensing of programming to, and/or production of programming for, Competing Networks or other entities (including, without limitation, first run production, first run licensing and/or syndication activities) or its current business activities or (b) any (digital or analogue) data broadcasting service or transport or Non-Standard Television transmitted in whole or in part by television stations, individually, or a network of television stations (whether or not a Competing Network), irrespective of the content category (textual, video, audio or other) and the revenue source (subscription or advertiser supported), which data broadcasting service, transport or Non-Standard Television is ancillary or supplemental to the primary service for which the television stations were licensed by the FCC.

          8.4 Acquisition or Development of a Competing Network. Notwithstanding any provision to the contrary in Sections 8.1 or 8.2, in the event any Covered Party desires to acquire or develop an interest in a Competing Network during the Non-Compete Term and such opportunity is not otherwise permitted under this Article 8, the acquisition or development will be allowed if the full interest of such Covered Party (i.e., financial or otherwise and having the same rights, powers and privileges) with respect to such opportunity is offered to the Network Entity, as follows:

               8.4.1 The offering Covered Party (the "Offeror") shall give written notice (the "Acquisition Notice") to the other Party (the "Offeree") of the proposed acquisition or development of an interest in a Competing Network (the "Acquisition") not less than 45 days prior to the proposed closing date. The Acquisition Notice shall include a description of the material terms of the Acquisition, including the material provisions of the constituent documents if the Acquisition will be made in, or together with, a third party. The Parties intend in good faith that the Offeror will take the following actions before giving an Acquisition
Notice:

               (a)  When a Covered Party is considering any
Acquisition, it will, subject to customary confidentiality agreements between the Parties, consult with the other Party to the extent reasonable and practicable so that both Parties have information reasonably necessary to consider the legal structure of any Acquisition, any legal impediments to the Acquisition of the potential offeree and material terms of the potential Acquisition. It is the intention of the Parties that any Acquisition be structured in a manner to minimize or eliminate either Party's legal restrictions in making the Acquisition.

               (b) The Parties agree and acknowledge that "owned and operated" broadcast television stations ("0+0s") may be an integral part of the existing Competing Networks. Accordingly, the Offeror will use its best efforts to structure the Acquisition to permit direct ownership of the Competing Network together with any 0+0s to be acquired or, if the 0+0s may not be acquired directly, to preserve the full economic equivalent of such ownership for the Network Entity and its partners. In this endeavor, the Parties intend to take full advantage of the broad range of structures available for an Acquisition, such as options, non-voting interests, limited partnership interests, trusts, LMAs, and otherwise to explore each alternative that could reasonably enable the Parties to carry out their intent as expressed in this paragraph (b).

               (c) The Parties agree and acknowledge that an Acquisition could encompass other assets or business activities which another partner of the Network Entity might be prohibited from acquiring by contract or other legal restriction. In that event, the Parties will use all reasonable efforts to structure the Acquisition so that the "prohibited" assets are segregated and the Network Entity or its partners, as the case may be, are disadvantaged as minimally as fair and practicable.

               (d) If the good faith efforts of the Parties do not result in a satisfactory structure to effect the Acquisition as originally contemplated, the Offeror will seek to restructure the Acquisition to enable the Network Entity or its partners, as the case may be, to obtain substantially similar economic benefits and risks to the Acquisition as originally contemplated.

               (e) If the good faith efforts of the Parties do not result in a satisfactory structure after a reasonable period of time in light of the existing facts and circumstances, then the Offeror shall be free to give the Acquisition Notice, and to consummate the Acquisition, regardless of whether the Offeree remains unable to make the acquisition, and neither the Network Entity nor the Offeree shall have any further rights or obligations with respect to the Acquisition except as specifically set forth in this Section 8.4.

               8.4.2 Except as described in the next sentence, the Offeree shall have the right, by written notice ("Offeree Notice") to the Offeror given within 45 days of the date the Acquisition Notice is duly given, to cause the Acquisition to be made in the Network Entity or, if such transaction has closed, to be transferred to the Network Entity, in either case for the price at the Offeror's cost (plus interest from the date of the Acquisition at the Loan Rate), provided, that if there is a legal restriction on such Acquisition in the Network Entity, then the Acquisition shall be made by the Parties directly, pro rata to their Equity Interests in the Network Entity. If the Acquisition is not made in the Network Entity and is not made in, or together with, a third party, it shall be made in a corporate or partnership joint venture (at the election of the Offeror) with constituent documents that contain terms, including governance provisions, which are the same as those contained in the Joint Venture Agreement, with only such appropriate modifications as may be necessary to reflect any different structure. The effective date of the Acquisition by the Offeree shall be the date specified as such in the Offeree Notice, which shall not be earlier than the later of the date of the Acquisition and five business days after the date of the Acquisition Notice and not later than the earlier to occur of (a) the 60th day after the date such Offeree Notice is given, (b) if the HSR Act is applicable to the Acquisition (directly or because of an Exercise Notice, as contemplated by Section 8.4.3), the fifth day after the waiting period under the HSR Act has expired or terminated or (c) the receipt of any required FCC approval. If there is any delay because of the HSR Act in the effective date relating to the Offeree's filings pursuant to the HSR Act, then the Offeror may close the Acquisition itself, provided, that it makes reasonable arrangement for the subsequent transfer of the interest in the Competing Network on the effective date of such approval but in no event more than 120 days after the date of the request, if any, for additional information or documentary material from the Offeree. If there is any delay because of required FCC approval for the Offeree in the effective date beyond the time the Offeror has the requisite approval to complete the Acquisition, then the Offeror may close the Acquisition itself, provided, that it makes reasonable arrangement for the subsequent transfer of the interest in the Competing Network on the effective date of such subsequent approval for the Offeree, which arrangement shall be available for so long as the Offeree is diligently pursuing FCC approval, but in no event more than one year after the date of the closing of such Acquisition.

               8.4.3 (a) The Paramount Covered Parties may not acquire or develop any interest in a Competing Network or give an Offeree Notice, unless PCI/NP has given an Exercise Notice and the Effective Date has occurred before PCI/NP acquires an interest in the Acquisition. If PCI/NP gives an Exercise Notice as contemplated by this Section 8.4.3 and withdraws it as permitted by Section 9.3.1(b) or 9.3.1(d), then any notice given by PCI/NP pursuant to Section 8.4.2 shall be deemed to be void ab initio.

               (b) If the Option Period has expired without PCI/NP exercising the Option, and PCI/NP wants to make an Acquisition (provided that such Acquisition shall only be with respect to a Competing Network which PCI/NP, together with any Offerees, would, after consummation of the Acquisition, have the ability to Control (with Control, for such purposes, meaning a 50.1% voting interest)) prior to acquiring an interest in the Network Entity, then upon receipt of an Acquisition Notice from PCI/NP, BHC/NP shall have the right, at its election, by written notice to PCI/NP made within 30 days of receipt of the notice from PCI/NP, to either, simultaneously with the consummation of such
Acquisition:

               (w) require PCI/NP to acquire an Equity Interest in the Network Entity on the terms set forth in the Option Agreement as if the Option had not expired thereunder and the Option Period had continued to that date, and give an Offeree Notice with respect to such Acquisition,

               (x) give an Offeree Notice without requiring PCI/NP to acquire an interest in the Network Entity, in which case BHC/NP or the Network Entity shall have the right to acquire the portion of the Competing Network, at BHC/NP's option, equal to either (A) 50% or (B) one minus one-half the percentage interest in the Network Entity held by BHC/NP and its Permitted Transferees on the date the Acquisition Notice is given,

               (y) require PCI/NP to pay the Network Entity $100 million and not give an Offeree Notice with respect to such Acquisition, or

               (z) require PCI/NP to acquire an Equity Interest in the Network Entity on the terms set forth in the Option
Agreement as if the Option had not expired thereunder and not give an Offeree Notice with respect to such Acquisition.

               8.4.4  If the offer is not accepted pursuant to
Section 8.4.2., the Covered Party shall be free to pursue such opportunity without any other party.

               8.4.5 The provisions of this Section 8.4 shall not apply to the WB Television Network during the Option Period.

          8.5 Notice. Each Party agrees to provide prompt notice to the other Party of any action taken in reliance on Section 8.1(ii) if such action would otherwise constitute a breach of
Article 8; provided, that the Parties agree and acknowledge that any inadvertent failure to provide notice in accordance with this Section shall not constitute a breach of this Agreement.

          8.6 Survival. During the Non-Compete Term, the covenants contained in this Article 8 (other than the provisions of Section 8.4, which shall terminate) shall survive the Option Period and, other than the provisions of Section 8.4, shall survive the withdrawal of any partner from the Network Entity pursuant to Section 14.2 of the Joint Venture Agreement (or any similar provision in the Constituent Documents), provided, that the covenants contained in this Article 8 shall terminate as to the Covered Parties if the Network ceases to be continued by the Network Entity or any successor to the business of the Network. Notwithstanding any provision to the contrary in this Section 8.6, neither the continuing partner of the Network Entity nor any of its Affiliated Persons or successors shall be subject to this
Article 8. For the purposes of the preceding sentence, the Network shall be deemed to be continuing if, and only for so long as, the Network provides at least (a) four hours of first-run prime-time programming to Affiliates in each year until the end of calendar year 1996 and (b) six hours of first-run prime-time programming to Affiliates in each year thereafter.


                            ARTICLE 9
                             OPTION

          9.1  Option.  Subject to the provisions of
Section 9.4.3(a)(ii), PCI/NP shall have the right (the "Option") during the Option Period to acquire Equity Interests such that, after giving effect to such acquisition, PCI/NP will own Equity Interests equal to, and of the same class (and series, if applicable), and having all of the same rights, powers and privileges as, the Equity Interests held by the BHC Holders at the time of closing on the Effective Date (the "Option Percentage"), other than any non-voting Equity Interests of BHC/NP to be redeemed for an amount not greater than the Initial Distribution Amount as provided in Section 9.3.5(b).

          9.2 Option Price. The purchase price for the Equity Interests acquired by PCI/NP upon exercise of the Option shall be payable as set forth in Section 9.3.3, 9.3.5, 9.3.6 or 9.3.8, as the case may be. The "Investment Amount" shall be equal to:

               (a)(i) any cash contributed to the Network Entity (or any predecessor) by BHC or any Affiliated Person of BHC through the Effective Date in the form of a capital contribution (whether such amount was initially contributed as cash or property (at its original cost basis) or subsequently upon contribution of any indebtedness represented by a BHC Loan) minus (ii) (A) the amount of any cash or property (at its original cost basis) distributed (whether by way of dividend, distribution of earnings, return of capital or otherwise) by the Network Entity to BHC or any Affiliated Person of BHC prior to the Effective Date, plus (B) the amount of any cash contributed to the Network Entity (or any predecessor) by BHC or any Affiliated Person of BHC for assets that are not Network Assets and Liabilities, or expenditures which do not relate to Network Assets and Liabilities, plus

               (b)  interest from the date of each such
contribution (or, in the case of a BHC Loan, the date of the contribution of such BHC Loan) (other than contributions described in clause (a)(ii)(B), above) to the Effective Date (or, if earlier, the date of distribution) at the Loan Rate.

          , i  Manner of Exercise.

               9.3.1 (a) PCI/NP may exercise the Option, in whole but not in part, by delivering notice of exercise to BHC/NP (the "Exercise Notice") on or before December 15, 1996, provided, that if the Network Entity will be a corporation, then BHC/NP shall give PCI/NP written notice on or before November 1, 1996 to such effect and the Exercise Notice must be delivered to BHC/NP on or before November 15, 1996. Such notice shall specify the effective date of the exercise (the "Effective Date"), which shall not be earlier than 30 days from the date the Exercise Notice is given and, subject to the next sentence, not later than the earlier to occur of (i) January 15, 1997 and (ii) the 60th day after the date the Exercise Notice is given. If the HSR Act is applicable to the purchase and sale of the Equity Interests by PCI/NP, then the Effective Date shall be extended automatically, if required, to the second business day after the date the waiting period under the HSR Act shall have expired or been terminated, but in no event later than the earlier to occur of (x) March 15, 1997 and
(y) the 90th day after the request, if any, for additional information or documentary material relating to the filing of PCI/NP or BHC/NP pursuant to the HSR Act, provided, that if PCI/NP has previously withdrawn an Exercise Notice as permitted by
Section 9.3.1(b), then such extension of the Effective Date shall be to a date which is in no event later than the earlier to occur of (A) February 15, 1997 and (B) the 60th day after the request, if any, for additional information or documentary material relating to the second filing of PCI/NP or BHC/NP pursuant to the HSR Act. Any such exercise shall be irrevocable upon delivery of such Exercise Notice, unless withdrawn as permitted by Section 9.3.1(b), 9.3.1(d) or 9.4.2.

               (b) Within five days after the delivery of the Exercise Notice, if required, PCI/NP shall cause to be filed a Notification and Report Form with respect to the purchase and sale of Equity Interests pursuant to PCI/NP's exercise of the Option, in accordance with the HSR Act, and PCI/NP and BHC/NP shall each thereafter promptly make all filings or supply all information requested by the Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice in connection with such filing. PCI/NP and BHC/NP shall each furnish to the other such necessary information and reasonable assistance as the other Party may reasonably request in connection with the preparation of filings or submissions under the HSR Act. PCI/NP and BHC/NP shall each use their best efforts (including the filing by PCI/NP of a request for early termination) to obtain the approval of the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice to the purchase of the Equity Interests by PCI/NP or expiration or termination, on or prior to the date referred to in the third sentence of Section 9.3.1(a), of the waiting period under the HSR Act without the commencement of litigation. If the HSR Act is applicable, PCI/NP has complied with the provisions of this Section 9.3.1(b) and the waiting period under the HSR Act has not expired or terminated on or prior to the date referred to in the third sentence of Section 9.3.1(a), then on that date PCI/NP shall have the right to withdraw its Exercise Notice by written notice to BHC/NP, in which event neither Party shall have any further obligation to the other on account of, or relating to, the Exercise Notice.

               (c) Not later than five business days prior to the Effective Date, BHC/NP shall give notice to PCI/NP of BHC/NP's good faith estimate of the Investment Amount and the outstanding balance of the BHC Loans as of the Effective Date. The payments on the Effective Date required by PCI/NP pursuant to this
Section 9.3 shall be determined by the estimated amounts set forth in BHC/NP's notice. BHC/NP shall cause the Network Entity's independent public accountants, as soon as practicable but in no event more than 30 days after the Effective Date, to calculate the Investment Amount and the outstanding balance of the BHC Loans on the Effective Date, and to submit to BHC/NP and PCI/NP a report (the "Report") stating that such accountants have reviewed the relevant provisions of this Agreement and the books and records of the Network Entity, and, based thereon, have determined the Investment Amount and the outstanding balance of the BHC Loans on the Effective Date to be the amounts set forth in the Report. The determination of the accountants, as set forth in the Report, shall be final, binding and conclusive on all parties. The amount payable by PCI/NP shall be automatically adjusted to conform to the Report and, within five business days of the delivery of the Report, the BHC Holders and/or the Partnership, on the one hand, or PCI/NP, on the other, as the case may be, shall pay to the other, in immediately available funds, the difference between the amount actually paid by PCI/NP on the Effective Date and the amount payable (determined in accordance with the Report), together with interest on such difference at the Loan Rate from the Effective Date to the date of payment. If PCI/NP elected to defer payment in accordance with Section 9.3.8, then the deferred amount and/or the principal balance of the PCI/NP Notes, as the case may be, shall be adjusted appropriately. Promptly following the issuance of such Report, PCI/NP and the respective payee of the PCI/NP Notes shall execute and attach the allonge to such Notes to reflect such adjustment.

               (d) Not later than ten days prior to the Effective Date, BHC/NP shall give PCI/NP copies of the Constituent Documents and written notice to PCI/NP setting forth any exception to the representations and warranties set forth on Exhibit P that will be contained in the certificate to be delivered by BHC/NP pursuant to Section 9.3.9, and any item that will be listed on any schedule to such certificate. At any time within five days after receipt of such notice, PCI/NP shall have the right to withdraw its Exercise Notice by written notice to BHC/NP, in which event neither Party shall have any further obligation to the other on account of, or relating to, the Exercise Notice.

               9.3.2 Subject to the provisions of Section 9.4, on or prior to the Effective Date:

               (a) (i) BHC/NP shall form the Partnership and transfer (free and clear of any liens other than liens securing or relating to obligations of the Network) to the Partnership all of the Network Assets and Liabilities (or, if the Network is already in a partnership, take all action necessary to transfer from the partnership any assets and liabilities that are not Network Assets and Liabilities) and (ii) the Parties shall execute the Joint Venture Agreement, to be effective on the Effective Date; or

               (b) (i) BHC/NP shall ensure that the Network Entity has all of the Network Assets and Liabilities (free and clear of any liens other than liens securing or relating to obligations of the Network), and only the Network Assets and Liabilities, and (ii) BHC/NP shall cause the Network Entity to adopt Constituent Documents to contain terms, including, without limitation, governance provisions and all other rights of the parties, which are the same as those contained in the Joint Venture Agreement, with only such appropriate modifications as may be necessary to reflect any different structure of the Network Entity. In the event there is no Third Party Investor in the Network Entity, the structure chosen by BHC/NP for the Network Entity (if other than the Partnership) will not be such that PCI/NP will be treated after the Effective Date for federal income tax purposes in any way that is less favorable than the treatment after the Effective Date for tax purposes of BHC/NP (assuming that each had an equal ability to utilize any tax benefits and to pay any taxes arising as a result of the ownership of the Equity Interests in the Network Entity).

In either case, the Network Entity shall expressly assume all of the liabilities included in the Network Assets and Liabilities, and shall agree to defend, indemnify and hold harmless BHC/NP and any other predecessor entity and their Affiliated Persons, officers, employees and agents from and against any and all Damages incurred by any of them by reason of any such liability. BHC/NP shall agree to defend, indemnify and hold harmless the Network Entity, its partners or shareholders, and their respective officers, employees and agents from and against any and all Damages incurred by any of them by reason of any liability assumed by the Network Entity that is not a Network Asset and Liability.

               9.3.3 Subject to the provisions of Sections 9.3.6 and 9.3.8, on the Effective Date:

               (a) PCI/NP shall, in satisfaction of the payment of the purchase price for the Option, contribute to the capital of the Network Entity (i) immediately available funds in an amount equal to (A) the Investment Amount minus (B) 60% of PCI/NP's Development Costs not previously paid or reimbursed by BHC/NP, plus interest from the date such costs are incurred to the Effective Date at the Loan Rate, and (ii) PCI/NP's Development Costs, and

               (b)  the Network Entity shall issue to PCI/NP
Equity Interests equal to the Equity Interests of the BHC Holders.

               9.3.4 If the Network Entity is a partnership, there shall be established for each Party on the books of the partnership, as of the Effective Date, a capital account. The amount of each capital contribution of cash or the fair market value of each capital contribution of other property of a Party to the partnership pursuant to this Section 9.3 shall be credited to the capital account of such Party on the Effective Date. The fair market value of BHC/NP's capital contribution shall be deemed to be the Investment Amount. The fair market value of the Development Costs contributed to the partnership by PCI/NP shall be deemed to be 60% of the actual amount thereof incurred by PCI/NP in accordance with this Agreement and not previously paid or reimbursed by BHC/NP, plus interest from the date such costs are incurred to the Effective Date at the Loan Rate.

               9.3.5 (a) Upon the exercise of the Option and at the election of BHC/NP, PCI/NP, in satisfaction of the payment of the purchase price for the Option, shall either (i) contribute the amount set forth in Section 9.3.3 and BHC/NP and PCI/NP each shall be entitled, subsequent to such issuance of Equity Interests to PCI/NP, to receive a dividend, distribution or redemption in an amount equal to the Initial Distribution Amount; or (ii) provided that the Investment Amount is greater than $50 million, in lieu of the amount set forth in Section 9.3.3, contribute (x) an amount equal to (A) one-half of the Investment Amount, plus (B) the greater of $25 million and 12.5% of the Investment Amount, minus
(C) 60% of PCI/NP's Development Costs not previously paid or reimbursed by BHC/NP, plus interest from the date such costs are incurred to the Effective Date at the Loan Rate, and (y) PCI/NP's Development Costs, and BHC/NP shall be entitled, subsequent to such issuance of Equity Interests to PCI/NP, to receive a dividend, distribution or redemption in an amount equal to the Initial Distribution Amount; or (iii) purchase a portion of BHC/NP's Equity Interest in the Network Entity pursuant to Section 9.3.6; provided, that if PCI/NP has made a deferral election pursuant to Section 9.3.8, the withdrawal of the Initial Distribution Amount pursuant to clause (i) or (ii) above shall be made subsequent to the day that PCI/NP makes its payment under the capital contribution agreement.

               (b) In the event that PCI/NP contributes the amount set forth in Section 9.3.5(a)(i), pending distribution of the Initial Distribution Amount to each of PCI/NP and BHC/NP, the Network Entity shall prudently invest such amounts and PCI/NP shall receive (and if the Network Entity is a partnership shall also be allocated income equal to) a return on the amount it is entitled to receive pursuant to such provision (i) at the "prime rate" as reported form time to time in the Wall Street Journal for the first 60 days following such contribution, (ii) at 10% per annum for the next 30 days thereafter, (iii) at 12% per annum for the next 30 days thereafter, and (iv) at 15% per annum thereafter until PCI/NP receives such distribution. If PCI/NP has made a deferral election pursuant to Section 9.3.8, such return shall not begin until the day prior to the day that PCI/NP makes its payment under the Capital Contribution Agreement.

               (c) In the event that PCI/NP contributes the amount set forth in Section 9.3.5(a)(ii), BHC/NP shall receive (and if the Network Entity is a partnership shall also be allocated income, gain, loss, deduction and credit equal to) all earnings and shall bear all losses from the investment of the amounts BHC/NP is entitled to receive. BHC/NP shall be entitled to direct the investment of all such amounts.

               9.3.6 Not later than five business days prior to the Effective Date, BHC/NP may give notice to PCI/NP that BHC/NP elects to have PCI/NP purchase one-half of the BHC Holders' Equity Interests rather than have PCI/NP acquire newly issued Equity Interests pursuant to Section 9.3.3. If BHC/NP so elects, then on the Effective Date the BHC Holders shall sell to PCI/NP, and PCI/NP shall purchase from the BHC Holders, one-half of the Equity Interests (by class (and series, if applicable) and having the same rights, powers and privileges as, the Equity Interests) held by each BHC Holder, for an aggregate purchase price payable in immediately available funds (or PCI/NP Notes, in accordance with Section 9.3.8), equal to (a) one-half of the Investment Amount, minus (b) 30% of PCI/NP's Development Costs not previously paid or reimbursed by BHC/NP, plus interest from the date such costs are incurred to the Effective Date at the Loan Rate. In such event:

                    (i)  BHC/NP's notice shall identify each BHC
Holder and the portion of the purchase price payable to each,

                   (ii)  The provisions of Sections 9.3.3 and
9.3.5 and the second and third sentences of Section 9.3.4 shall be of no force or effect, and

                  (iii)  Simultaneously with such sale and
purchase, the BHC Holders and PCI/NP shall each contribute to the capital of the Network Entity an amount equal to the greater of
(A) $25 million and (B) 12.5% of the Investment Amount.

               9.3.7 On the Effective Date, the BHC Holders shall sell to PCI/NP, and PCI/NP shall purchase from the BHC Holders, one-half of the BHC Loans outstanding on the Effective Date. The purchase price for such BHC Loans, which shall be payable in immediately available funds (or PCI/NP Notes, in accordance with Section 9.3.8), shall be equal to the principal amount of the BHC Loans purchased plus accrued and unpaid interest to the Effective Date. Any such purchase shall be a condition to, and shall be effected simultaneously with, PCI/NP's purchase of Equity Interests.

               9.3.8 PCI/NP may elect to defer payment, until January 15, 1997, of the purchase price of the Equity Interests (to the Network Entity or BHC Holders, as the case may be) and for any BHC Loans. In such event, on the Effective Date PCI/NP shall deliver to the Network Entity and to the BHC Holders, as appropriate, a capital contribution agreement and/or a promissory note or notes (the "PCI/NP Notes"), as the case may be, in the form of Exhibit O and in the amount of the cash that is otherwise payable on the Effective Date to the Network Entity or the BHC Holders, as the case may be. PCI/NP's obligations under the capital contribution agreement and on the PCI/NP Notes shall be supported by a letter of credit having the terms set forth in Exhibit O, and each shall have the benefit of the PPC Guaranty.

               9.3.9 At the Effective Date, BHC/NP and PCI/NP shall make to the other, as of the Effective Date, the representations and warranties set forth in Exhibits P and Q, respectively, and shall deliver legal opinions in substantially the form of Exhibits R and S, respectively. The representations and warranties shall be set forth in a certificate executed by an executive officer of BHC/NP or PCI/NP, as the case may be. BHC/NP and PCI/NP shall have the benefit of the PPC Guaranty and the BHC Guaranty, respectively, and the provisions of Article 11 with respect to any breach of any such representation or warranty.

               9.3.10 PCI/NP shall not have the right to transfer the Option to any Person other than a Permitted Transferee.

               9.3.11 If PCI/NP gives the Exercise Notice, then for the period until the Effective Date specified in the Exercise Notice BHC/NP shall not, and shall cause the Network Entity not to (or enter into a binding agreement to), issue any debt securities or Equity Interests, other than BHC Loans, but prior to the Effective Date neither BHC/NP nor the Network Entity shall otherwise be restricted in any way. From the date of the Exercise Notice to the Effective Date, BHC/NP shall give notice to PCI/NP of any material action taken by the Network Entity other than in the ordinary course of its business. At any time after such notice and prior to the Effective Date, PCI/NP shall have the right to withdraw the Exercise Notice by written notice to BHC/NP. The only effect of any failure by BHC/NP to give a notice in accordance with the second preceding sentence shall be the right of PCI/NP to withdraw the Exercise Notice prior to the Effective Date by written notice to BHC/NP. In the event of withdrawal of an Exercise Notice pursuant to this Section 9.4.2, neither Party shall have any further obligation to the other on account of, or relating to, such Exercise Notice.

          9.4  Third Party Investment.

               9.4.1  Subject to the provisions of this Sec-
tion 9.4, nothing in this Agreement shall preclude BHC/NP or any Permitted Transferee from transferring all or any part of its interest in BHC/NP or the Network Entity to a Permitted Transferee, provided that the transferee agrees to be bound by the terms of this Agreement applicable to BHC/NP and BHC/NP is not released from its obligations under this Agreement and BHC is not released from its obligations under the BHC Guaranty.

               9.4.2  BHC/NP shall not, and shall cause the
Network Entity not to, (or enter into a binding agreement to), (a) issue, sell or otherwise transfer any debt securities (other than a BHC Loan) of the Network Entity or (b) reduce the Option Percentage by redeeming Equity Interests of the BHC Holders or issue, sell or otherwise transfer any Equity Interests to any Person (a "Third Party Investor", which may include an underwriter that intends to acquire the securities for distribution to the public, but may not include an Affiliated Person of BHC/NP) other than a Permitted Transferee, unless BHC/NP has given PCI/NP not less than 30 days' written notice (the "Investment Notice") of the proposed securities issuance or redemption. In addition, BHC/NP shall not give an Investment Notice prior to the Launch Date unless (i) the Equity Interest to be acquired by the Third Party Investor (together with all other Equity Interests acquired or to be acquired by Third Party Investors prior to the Launch Date) is not more than one-third of the total Equity Interests, on a fully diluted basis, (ii) the economic terms of the Third Party Investor's investment is no more favorable to it than the terms of BHC/NP's and PCI/NP's investment in the Network Entity if it exercised the Option and (iii) BHC/NP has consulted with PCI/NP with respect to such proposed investment prior to the date of the Investment Notice. Any such Investment Notice given prior to the Launch Date shall constitute a Continuation Notice by BHC/NP pursuant to Section 5.3.2(c), and thereafter PCI/NP shall have no obligation to give a notice pursuant to Section 5.3.2(b). The Investment Notice shall include the following:

               (a)  the identity of the Third Party Investor;

               (b) the nature of the Network Entity (if other than BHC/NP) in which the Third Party Investor will acquire an interest, the debt securities or Equity Interests to be issued and the purchase price therefor;

               (c) any programming commitments to be made by the Network Entity to the Third Party Investor or any Affiliated
Person of the Third Party Investor;

               (d)  any material provisions of the Constituent
Documents relating to governance or Budget approval that vary from the provisions contained in the Joint Venture Agreement;

               (e)  Any material provisions of the Constituent
Documents with respect to Budget deadlocks and cash contributions or loans by the investors (including the maximum amount of such contributions); and

               (f)  Any other material provision of the
Constituent Documents that vary from the Joint Venture Agreement.


In the event PCI/NP fails to exercise the Option (either by permitting the 30-day period to expire without giving the Exercise Notice or by delivering a written notice to BHC/NP of PCI/NP's decision not to exercise the Option), then (i) BHC/NP and the Network Entity shall, for a period of 60 days (or 90 days in the event of a public offering) thereafter, have the right to effect the proposed securities issuance or redemption referred to in the Investment Notice upon terms and conditions no more favorable to such Third Party Investor than those specified in the Investment Notice and (ii) PCI/NP shall not be permitted to give the Exercise Notice during such 60- or 90-day period. In the event that the proposed securities issuance or redemption is not effected within the specified 60- or 90-day period, an Investment Notice pursuant to this Section 9.4.2 shall thereafter be required for any such securities issuance or redemption. After the giving of any Exercise Notice, BHC/NP shall not give any further Investment Notice prior to the Effective Date set forth (or determined in accordance with), such Exercise Notice. No further Investment Notice shall be required prior to the exercise by a Third Party Investor (or any permitted assignee) of any option, warrant or other right to acquire debt securities of the Network Entity or Equity Interests, provided, that such option, warrant or other right is described in the Investment Notice.

               9.4.3 (a)(i) Subject to the provisions of Sec-tion 9.4.3(a)(ii), any investment by a Third Party Investor, as contemplated by Section 9.4.2, shall be structured so that, if PCI/NP thereafter exercises the Option, then the Option shall be exercisable for Equity Interests, payable as set forth in Section 9.3.3, 9.3.5, 9.3.6 or 9.3.8, such that, after giving effect to such acquisition, PCI/NP would own Equity Interests equal to, and of the same class (and series, if applicable) and having the same rights, powers and privileges as, the Equity Interests held by the BHC Holders on the Effective Date, provided, that the rights and obligations attributable to the Equity Interests acquired by PCI/NP upon exercise of the Option shall be consistent with the provisions of paragraph (b) of this Section 9.4.3.

                    (ii)  If there is a Public Offering prior to
PCI/NP's exercise of the Option, then, notwithstanding any provision to the contrary in this Article 9, the Option shall be exercisable for Equity Interests equal to, and of the same class (and series, if applicable) and having the same rights, powers and privileges as, the Equity Interests held by the BHC Holders at the closing time of, and after giving effect to, the first Public Offering and for a price equal to the Investment Amount through such closing time.

               (b) The Constituent Documents of the Network Entity shall include the provisions of Section 2.1, Article 6 (as to the BHC Stations, the Paramount Stations and the provisions of
Section 6.6.3), Sections 7.3 and 7.4 and Article 8, and the Constituent Documents shall further provide that, so long as (i) PCI/NP and its Affiliated Persons own not less than the Minimum Percentage of the Equity Interests or, in the case of clause (B) only, not less than 15% of the Equity Interests, and (ii) no sale to a Third Party Investor involved a Public Offering, the following actions by the Network Entity shall require the consent of PCI/NP:

                    (A)  Subject to any provisions for Budget
deadlock set forth in the Joint Venture Agreement or the Constituent Documents, authorization of (A) the Budget for each Budget Period and any revisions to such Budget, and (B) any additional expenditures by the Network Entity which are not contemplated in the Budget for the relevant Budget Period;

                    (B)  Entering into any business or activity
not within the scope of Section 2.1;

                    (C) Selection and terms of employment of the CEO and entering into any executive employment agreement or otherwise establishing the terms of the CEO's compensation;

                    (D) Acquisition or disposition by the Network Entity of assets other than in the ordinary course of business, including by merger or consolidation;

                    (E) Admission of new investors to the Network Entity and all material terms relating thereto, including, without limitation, the percentage interest of such new investors and the consideration to be paid therefor by such new investors;

                    (F)  Issuance of any debt securities (other
than BHC Loans and loans with similar provisions from the Third
Party Investor) or Equity Interests by the Network Entity, whether in a public offering or otherwise;

                    (G)  If the Network Entity is a partnership,
entering into any agreement for borrowed money that does not limit the lender's recourse solely to the assets of the Network Entity;

                    (H) Cash contributions or loans by any of the investors to the Network Entity other than those specifically contemplated by the Joint Venture Agreement or the Constituent
Documents;

                    (I)  Material amendments to any Affiliation
Agreement or the execution and delivery of any Affiliation Agreement which materially deviates from Exhibit B, in the case of a Primary Station, or Exhibit C, in the case of a Secondary Station; and

                    (J) Material amendments of the Joint Venture
Agreement or the Constituent Documents.

               Notwithstanding the foregoing, the Constituent Documents shall provide (as to PCI/NP) and may provide (as to BHC/NP) that, if the actions referred to in clauses (A) through
(J) do not require the consent of PCI/NP, then the provisions of
Section 6.1(b), 6.2(b) and 6.4.1 shall be of no further force or effect.

               9.4.4 (a) If the Option Percentage is less than the Minimum Percentage or, in the case of clause (ii)(B) only, if the Option Percentage is less than 15%, then:

               (i) notwithstanding any contrary provision of the Joint Venture Agreement, the Constituent Documents shall provide that the Non-Compete Term as to Paramount and its Affiliated Persons shall terminate on January 15, 1999 and, subject to the Option Percentage being less than 15% and complying with Section 9.4.4(ii)(B), the provisions of Section 2.1 (or its equivalent provision) can thereafter be amended or modified without the consent of PCI/NP (or its Permitted Transferees); and

               (ii) any agreement with a Third Party Investor (and the Constituent Documents relating to the Network Entity) will provide that, from and after the date PCI/NP exercises the Option, such agreement (and the Constituent Documents) may not be amended as they apply to PCI/NP without PCI/NP's consent if such amendment would:

               (A) change the provisions of Article 8 (or the equivalent provisions in the Constituent Documents);

               (B) change the provisions of Section 2.1 (or the equivalent provision in the Constituent Documents) in such a manner as would cause PCI/NP's investment in the Network to violate any law applicable to PCI/NP or its Affiliated Persons, or would cause PCI/NP or any of its Affiliated Persons to be in material breach of any material contract applicable to such Person on the date of this Agreement, described on Schedule IV (to be delivered by PCI/NP to BHC/NP within 45 days of the date of this Agreement) and continuing to be applicable on the date of such change, provided, that an extract of the provision of such contract is delivered to the Network Entity, together with a notice of PCI/NP identifying the potential breach, within five business days of the Network Entity's notice to PCI/NP of any proposed change;

               (C)  permit the Network Entity to incur
indebtedness which is recourse to PCI/NP or any of its Affiliated
Persons;

               (D) otherwise increase the obligations of PCI/NP or its Affiliated Persons;

               (E)  diminish the rights of PCI/NP as set forth in
Section 7.3 of this Agreement or of the type set forth in Article
13, 14, 15 or 19 of the Joint Venture Agreement; or

               (F)  amend this provision.

     (b) Nothing in this Section 9.4.4(a) shall restrict the Network Entity from increasing the capital contribution obligations of PCI/NP, provided, that the consequences of the failure to make any such increased capital contribution are no more adverse to PCI/NP than either a pro rata dilution of its interest in the Network Entity and/or loans and the acquisition of preferred partnership or capital stock interests by one or more of the remaining investors on commercially reasonable terms.

     (c) The Constituent Documents may provide that, if BHC/NP or any of its Affiliated Persons engage in any activity outside of the Network Entity that is precluded from being included in the provisions of Section 2.1 (or the equivalent provision in the Constituent Documents) by the provisions of clause (ii) of Section 9.4.4(a), then, if the Option Percentage is less than 15%, transactions between the Network Entity, on the one hand, and BHC/NP or any of its Affiliated Persons, on the other hand, and relating to a precluded activity shall not require the prior approval of PCI/NP (or its Permitted Transferees), provided, that such transaction is on an arm's-length basis or is on terms not more favorable to BHC/NP and its Affiliated Persons than terms applicable to PCI/NP or its Affiliated Persons in the contracts referred to in clause (ii) or similar contracts to which any of them is a party.


                           ARTICLE 10
                 REPRESENTATIONS AND WARRANTIES

          Each Party represents and warrants to the other Party as of the date hereof as follows:

          10.1 Due Incorporation. Such Party and each Affiliated Person of such Party which is a party to any Relevant Agreement (such Party and each such Person, a "Relevant Person") is duly incorporated or otherwise duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the power and lawful authority to own its assets and properties and to carry on its business as now conducted. Each Relevant Person is duly licensed or qualified to do business and is in good standing in each jurisdiction in which it is required to be so licensed or qualified, except where the failure to be licensed or qualified would not, individually or in the aggregate, have a material adverse effect on its financial condition or its ability to perform its obligations hereunder.

          10.2 Authority To Execute and Perform Agreement. Each Relevant Person has the full right, power, authority and approval required to enter into, execute and deliver this Agreement and/or each Relevant Agreement, as the case may be, to which it is a party and to perform fully such Relevant Person's obligations hereunder and/or thereunder. This Agreement and each Relevant Agreement to which such Relevant Person is a party have been duly executed and delivered by such Relevant Person and, assuming the due execution and delivery by the other parties hereto or thereto, constitute the valid and binding obligations of such Relevant Person, enforceable in accordance with their respective terms, except as such enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles and an implied covenant of good faith and fair dealing.

          10.3 No Consents. No approval or consent of any foreign, federal, state, county, local or other governmental or regulatory body or of any other Person is required in connection with the execution and delivery by such Relevant Person of this Agreement and each Relevant Agreement to which it is a party and the consummation and performance by such Relevant Person of the transactions contemplated hereby and thereby.

          10.4 No Conflicts. The execution and delivery of this Agreement and each Relevant Agreement to which such Relevant Person is a party, the consummation of the transactions contemplated hereunder and thereunder and the performance by such Relevant Person of this Agreement and each such Relevant Agreement in accordance with their respective terms and conditions will not conflict with or result in the breach or violation of any of the terms or conditions of, or constitute (or with notice or lapse of time or both would constitute) a default under, (a) the Certificate of Incorporation, By-laws or other constituent documents of such Relevant Person; (b) any instrument, contract or other agreement to which such Relevant Person is a party or by or to which it or its assets or properties are bound or subject; or (c) any statute or any regulation, order, judgment or decree of any court or governmental or regulatory body.

          10.5 Litigation. (a) There are no actions, suits, proceedings or investigations pending or, to the knowledge of such Relevant Person or its Affiliated Persons, threatened against or affecting such Relevant Person or its Affiliated Persons or their respective properties, assets or businesses in any court or before or by any governmental department, board, agency or instrumentality or arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit or proceeding, which if adversely determined could) reasonably be expected to materially impair such Relevant Person's ability to perform its obligations under this Agreement and each Relevant Agreement to which such Relevant Person is a party or to have a material adverse effect on its financial position; and (b) such Relevant Person or its Affiliated Persons have not received any currently effective notice of any default, and such Relevant Person or its Affiliated Persons are not in default, under any applicable order, writ, injunction, decree, permit, determination or award of any court, any governmental department, board, agency or instrumentality or arbitrator which could reasonably be expected to materially impair such Relevant Person's ability to perform its obligations under this Agreement and/or each Relevant Agreement to which it is a party.


                           ARTICLE 11
                         INDEMNIFICATION

          11.1 Breach of Representation, Warranty or Covenant. Each Party shall and hereby agrees to defend, indemnify and hold harmless the other Party, the Affiliated Persons of the other Party, and each of their respective officers, directors, employees and agents (each, together with any other indemnitee under this Agreement, an "Indemnitee") against and in respect of any loss, debt, liability, damage, obligation, claim, demand, judgment or settlement of any nature or kind, known or unknown, liquidated or unliquidated, including all reasonable costs and expenses as incurred (legal, accounting or otherwise) (collectively, "Damages") arising out of, resulting from or based upon any breach of any representation, warranty or covenant made by such Party in this Agreement or in any other Relevant Agreement.

          11.2  Network Operations; Unauthorized Actions.
(a)  Subject to the provisions of paragraph (b) of this
Section 11.2, BHC/NP shall and hereby agrees to defend, indemnify and hold harmless PCI/NP, its Affiliated Persons and each of their respective officers, directors, employees and agents, against and in respect of any and all Damages that may be asserted against such Indemnitees arising out of, or relating to, the operations of the Network, other than any such Damages resulting from a breach by PCI/NP of any representation, warranty or covenant made by it in this Agreement or in any other Relevant Agreement. The obligations of BHC/NP under this Section 11.2(a) shall be assigned to and assumed by the Network Entity on the Effective Date.

               (b) Each Party shall and hereby agrees to defend, indemnify and hold harmless each Indemnitee against and in respect of any and all Damages that may be asserted against such Indemnitee arising out of or relating to unauthorized actions that such Party or any Affiliated Person of such Party has purported to take on behalf of the other Party or the Network, or both.

          11.3 Procedures for Indemnification. Whenever a claim shall arise for indemnification under this Agreement, the relevant Indemnitees, as appropriate, shall promptly notify the party or parties from whom indemnification is sought for such claim (the "Indemnifying Party") and request the Indemnifying Party to defend the same. Failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability which the Indemnifying Party might have, except to the extent that such failure materially prejudices the Indemnifying Party's ability to defend such claim. The Indemnifying Party shall have the right to defend against such liability or assertion in which event the Indemnifying Party shall give written notice to the relevant Indemnitees of acceptance of the defense of such claim and the identity of counsel selected by the Indemnifying Party. Except as set forth below, such notice to the relevant Indemnitees shall give the Indemnifying Party full authority to defend, adjust, compromise or settle such action, suit, proceeding or demand with respect to which such notice shall have been given as the Indemnifying Party shall elect. The Indemnifying Party shall consult with the relevant Indemnitees prior to any such compromise or settlement, and the relevant Indemnitees shall have the right to refuse such compromise or settlement and, at the refusing party's or parties' cost, to take over such defense, provided that in such event the Indemnifying Party shall not be responsible for, nor shall it be obligated to indemnify the relevant Indemnitees against, any cost or liability in excess of such compromise or settlement. With respect to any defense accepted by the Indemnifying Party, the relevant Indemnitees shall be entitled to participate with the Indemnifying Party in such defense and also shall be entitled to employ separate counsel for such defense at its expense. In the event the Indemnifying Party does not accept the defense of any indemnified claim as provided above, the relevant Indemnitees shall have the right to employ counsel for such defense at the expense of the Indemnifying Party. Each Party agrees to cooperate and, in the case of BHC/NP, to cause the Network Entity to cooperate, with the other Party in the defense of any such action and the relevant records of each Party shall be available to the other Party with respect to any such defense.

          11.4  Survival.   The indemnity contained in this
Article 11 shall survive the Option Period and any termination of the Network or this Agreement.


                           ARTICLE 12
                         CONFIDENTIALITY

          12.1 General. Each Party shall, and shall require its employees and agents and the employees and agents of its Affiliated Persons to, keep confidential the information furnished by the other in the course of negotiating the transactions contemplated in this Agreement and the other agreements referred to herein, other than such information as is public knowledge without disclosure by such Party or its employees or its agents, or except as otherwise required by law. Furthermore, neither Party shall disclose information not theretofore publicly disclosed regarding the business of the Network, the terms of this Agreement or the terms of the transactions contemplated by this Agreement or the other agreements referred to herein without the concurrence of the other Party, except as otherwise required by law or as permitted by Section 12.2. If any such disclosure is required by law, the disclosing Party shall promptly notify the other Party of the time, nature and extent of such disclosure.
The obligations set forth in this Article 12 shall survive the Option Period or the termination of the Network or this Agreement.

          12.2 Third Party Investor. BHC/NP and its Affiliated Persons may disclose to any Third Party Investor, and any potential Third Party Investor, any information regarding the business of the Network, the terms of this Agreement and the terms of the transactions contemplated by this Agreement, provided, that such Person first agrees in writing to be bound by the provisions of Section 12.1 as if such Person were a Party.

                           ARTICLE 13
                           TERMINATION

          13.1 Termination. (a) Either Party shall have the right, by notice to the other Party, to terminate this Agreement at any time after February 15, 1995 if the Launch Date has not occurred by such date.

          (b) If BHC/NP determines to terminate the operations of the Network other than in connection with a Termination Event, BHC/NP shall have the right, by not less than 120 days' notice to PCI/NP (including not less than 30 days' notice prior to any notice by the Network Entity of cancellation pursuant to the Affiliation Agreements), to terminate this Agreement effective on the date of termination of the Network operations.

          (c) This Agreement shall terminate without further action of the Parties on the earlier to occur of (i) a Termination Event, (ii) the termination of the Network, (iii) the Effective Date, (iv) January 16, 1997 (or February 15, 1997 or March 15, 1997, if the Effective Date is extended as permitted by Section 9.3.1(a)) and (v) if the provisions of Section 5.3.5 are applicable, the date on or after the 90th Day that the agreements contemplated in Section 5.3.5 are effective.

          13.2 Survival. In the event of termination of this Agreement pursuant to Section 13.1, this Agreement shall forthwith become void and of no force or effect, without any liability on the part of any Party or its Affiliated Persons or their respective officers, directors, employees or agents, except for:

          (a)  The provisions of Sections 3.4, 6.1(c), 6.2(c),
6.4.2, 6.6.3, 7.3.1 and 7.3.2, which shall continue in full force and effect only if this Agreement is terminated in accordance with
Section 13.1(c)(iv);

          (b) The provisions of Article 8, which shall continue in full force and effect only if this Agreement is terminated in accordance with Section 13.1(c)(iv);

          (c) Article 9, which shall continue in full force and effect only if this Agreement is terminated in accordance with
Section 13.1(c)(iii); and

          (d) Article 5 (other than Sections 5.1.1, 5.1.2 and 5.2) and Articles 11 (other than, if this Agreement is terminated pursuant to Section 13.1(c)(iii), Section 11.2(a) which shall be assigned to and assumed by the Network Entity on the Effective
Date), 12 and 14, which shall continue in full force and effect.

Nothing in this Section 13.2 shall relieve any Party of liability for any breach of this Agreement. Termination of this Agreement shall have no effect on any Relevant Document except as specifically set forth therein.


                           ARTICLE 14
                             GENERAL

          14.1 Notices. Any notices, requests, demands or other communications to be given by a Party hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or by facsimile transmission, in either case with receipt acknowledged, or five days after being sent by registered or certified mail, return receipt requested, postage prepaid, addressed (until another address is supplied by notice duly given hereunder) as follows:

          If given to PCI/NP:

                    PCI Network Partner Inc.
                    c/o Paramount Pictures Corporation
                    5555 Melrose Avenue
                    Los Angeles, California  90038
                    Attention:  Bruce Pottash
                    Telephone:  (213) 956-8801
                    Facsimile:  (213) 956-8613

          with a copy to:

                    Viacom Inc.
                    1515 Broadway
                    New York, New York  10036
                    Attention:  Philippe P. Dauman
                    Telephone:  212-258-6160
                    Facsimile:  212-258-6134

          If given to BHC/NP:

                    BHC Network Partner, Inc.
                    c/o United Television, Inc.
                    8501 Wilshire Boulevard
                    Suite 340
                    Beverly Hills, California 90211
                    Attention:  Evan C Thompson
                    Telephone:  310-854-0426
                    Facsimile:  310-659-8121

               with a copy to:

                    Brian C. Kelly, Esq.
                    General Counsel
                    BHC Communications, Inc.
                    767 Fifth Avenue
                    New York, New York  10153
                    Telephone:  212-421-0200
                    Facsimile:  212-759-7653

          14.2 Status of Operating Committee. The Parties acknowledge that the Operating Committee is advisory only, and neither BHC/NP nor the Network Entity shall have any obligation or liability to PCI/NP for any failure to comply with the provisions of Article 3. The failure of BHC/NP to give notice to PCI/NP or to consult with the Operating Committee with respect to any matter shall not affect the validity of any actions taken by BHC/NP or the Network Entity.

          14.3 Further Assurances. Each party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments, agreements and documents and to do all such other acts and things, as may be required by law or as, in the opinion of the Parties, may be necessary or advisable to carry out the intent and purposes of this Agreement. Each Party agrees that it will act diligently and in good faith to carry out its respective obligations under this Agreement.

          14.4 Specific Enforcement. The parties hereto recognize and agree that, in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, immediate irreparable injury would be caused for which there is no adequate remedy at law. It is accordingly agreed that in the event of a failure by a party to perform its obligations under this Agreement, the non-breaching party shall be entitled to specific performance through injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically the provisions of this Agreement in any action instituted in any court having subject matter jurisdiction, in addition to any other remedy to which such party may be entitled, at law or in equity.

          14.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreement or understanding between the parties with respect to the subject matter hereof.

          14.6 Inconsistent Terms. The Parties hereby agree that, in the event that any provision of an Affiliation Agreement with a Party Affiliated Station is inconsistent with any express provision of this Agreement relating to Party Affiliated Stations, the provisions of this Agreement shall control.

          14.7 Computation of Time. In computing any period of time under this Agreement, the day of the act or event from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is not a business day in the place where the relevant act or event has occurred, in which case the period shall run until the end of the next succeeding business day in such place.

          14.8 Amendment; Waiver. This Agreement may not be amended nor may any rights hereunder be waived except by an instrument in writing signed by the parties hereto.

          14.9 Headings. Article headings are inserted for convenience and reference purposes only, and are not and shall not be deemed to be a part of this Agreement or affect any meaning or interpretation hereof.

          14.10 Expenses. Each Party shall pay all of its own legal and accounting fees and other expenses incurred in connection with the negotiation, preparation and execution of the Relevant Agreements.

          14.11 Counterparts. This Agreement may be executed in one or more counterpart copies, each of which shall be considered an original, but together shall constitute one agreement.

          14.12 References. All references in this Agreement to Articles, Sections and Exhibits are references to Articles, Sections and Exhibits of this Agreement.

          14.13 Governing Law. This Agreement and all matters collateral hereto shall be governed by and construed in accordance with the laws of the State of New York except as and to the extent such laws are superseded by the federal laws of the United States, including the rules, regulations and published policies of the Federal Communications Commission.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                              PCI NETWORK PARTNER INC.



                              By:  ____________________________
                                   Name:
                                   Title:


                              BHC NETWORK PARTNER, INC.




                              By:  ____________________________
                                   Name:
                                   Title: